Exhibit 10.8

Dated 20 May, 2002

ASIA SILICONES MONOMER LIMITED

and

GE TOSHIBA SILICONES (THAILAND) LIMITED

and

SHIN-ETSU SILICONES (THAILAND) LIMITED

OFFTAKE AGREEMENT

IN RELATION TO

THE ASM SILICONE MONOMER PLANT

AT MAP TA PHUT

KINGDOM OF THAILAND

ALLEN & OVERY

Legend

***	- indicates Confidential Terms redacted pursuant to Rule 406. Such redacted material has been filed separately with the Securities Exchange Commission.

THIS AGREEMENT is executed as a deed on 20 May, 2002

BETWEEN:

(1)	ASIA SILICONES MONOMER LIMITED a company incorporated under the laws of the Kingdom of Thailand whose registered office is at 10th Floor, Times Square Building, Room no. 10-03A, 246 Sukhumvit Road, Kwaeng Klongtoey, Khet Klongtoey, Bangkok 10110, Thailand (“ASM”); and

(2)	GE TOSHIBA SILICONES (THAILAND) LIMITED a company incorporated under the laws of the Kingdom of Thailand whose registered office is at Capital Tower, All Seasons Place, 7th Floor, 87/1 Wireless Road, Lumpini Sub-district, Pathumwan District, Bangkok 10330, Thailand (“GETOS Processor”); and

(3)	SHIN-ETSU SILICONES (THAILAND) LIMITED a company incorporated under the laws of the Kingdom of Thailand whose registered office is at 280 Charansanitwong Road, Kwaeng Bangyeekhan, Khet Bangplad, Bangkok, Thailand (the “SE Processor”).

WHEREAS:

A.	The Sponsors (or their Affiliates) intend to develop an integrated silicone monomer production facility combining the technologies of the Sponsors (or their Affiliates) to be located at Map Ta Phut in the Kingdom of Thailand for the production of certain silicone monomer products for sale in the Kingdom of Thailand and for export to the international markets.

B.	The Processors (or their Affiliates) and the Sponsors pursuant to the Joint Venture Agreement and with the benefit of support and incentives from the Board of Investment of the Kingdom of Thailand, have agreed to jointly invest in the design, construction, commissioning and operation of the ASM Plant in order to enjoy certain efficiencies arising from sharing the costs of construction and operation of the ASM Plant and to combine the technology developed by the Processors (or their Affiliates) and made available to ASM pursuant to various technical services agreements and technical licenses for the purposes of production of Products for delivery to each Finishing Plant for further processing.

C.	The Processors (or their Affiliates), the Sponsors (or their Affiliates) and ASM have agreed to supplement the Joint Venture Agreement in the manner provided in this Agreement.

D.	The Processors have independently agreed to each develop, procure finance for, construct, own, maintain and operate a Finishing Plant which will be located adjacent to the ASM Plant.

E.	ASM has agreed to develop, procure finance for, construct, own, maintain and operate the ASM Plant and produce Products to be delivered to each Processor at their respective Finishing Plants in order to produce further silicone products and each Processor has agreed to share the cost of construction and operation of the ASM Plant by making certain payments to compensate ASM for the cost of construction and operation of the ASM Plant and the delivery of Products to each Processor on the terms and conditions contained in this Agreement.

F.	ASM has entered into the [***] Agreements with [***] under which [***] will produce [***] Products and deliver them directly to the Processors, and ASM will pay [***] for the production such [***] Products.

G.	The Processors will reimburse ASM in relation to the price paid by ASM in respect of [***] Products delivered to them on the terms and conditions contained in this Agreement.

H.	It is a condition to the Lenders providing finance to ASM in order to construct the ASM Plant that the Parties enter into this Agreement to set out the terms upon which the Processors will make certain payments to ASM to enable ASM to cover the cost of operation and construction of the ASM Plant and the cost of production of Products and to make payments of the Capacity Charge to ASM on and subject to the terms of this Agreement so as to enable ASM to make certain payments to the Lenders under the Loan Agreements.

1.	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Accounts Agreement” has the meaning given to it in the Common Terms Agreement;

“Acknowledgement and Consent (Offtake)” has the meaning given in the Common Terms Agreement;

“Affiliate” means, in relation to any person any other person who, directly or indirectly, controls, is controlled by or is under common control with such person where, for the purposes of this definition, one person (“A”) shall be deemed to have “control” of another person (“B”) if:

(a)	A holds or controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in B; or

(b)	A has the right to appoint or remove a majority of the board of directors of B, or to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of B; or

(c)	A actually exercises a dominant influence over B; or

(d)	A and B are managed on a unified basis;

“Agreement” means this Agreement including the Recitals and Schedules hereto;

“Agreement Date” means the date of this Agreement;

“Amortisation Schedule” means:

(a)	in the case of the [***] Loan Agreement, the agreed amortisation schedule (as adjusted on the last Day of the Availability Period (prior to any extension thereof) under the [***] Loan Agreement if the loan is not fully drawndown thereunder or following any prepayment or due to the operation of Clause 5.10 (Breakage Gain Adjustment) or otherwise in accordance with the Loan Agreement); and

(b)	in the case of the Commercial Loan Agreement, the agreed amortisation schedule (as adjusted on the last Day of the Availability Period (prior to any extension thereof) under the Commercial Loan Agreement if the loan is not fully drawndown thereunder or following any prepayment or due to the operation of Clause 5.10 (Breakage Gain Adjustment) or otherwise in accordance with the Loan Agreement);

“Annual Programme” means the programme for the planned annual production of Product by the ASM Plant, and for the planned annual production of [***] Products to be purchased from [***] by ASM determined in accordance with Clause 9 (Programming of Deliveries);

“Applicable Proportion” means:

(a)	in the case of a payment of Capacity Charge on a Processor Payment Date, [***] of the Capacity Charge payable on that Processor Payment Date;

(b)	in the case of a payment in respect of Breakage Costs payable by ASM to a Hedging Counterparty under a Hedging Agreement (and/or to the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be) to be made prior to the Capacity Charge Commencement Date under Clause 4.1 (Pre Capacity Charge Commencement Date Breakage Costs), [***] of the amount payable by ASM to a Hedging Counterparty under that Hedging Agreement (and/or to the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be);

(c)	in the case of a payment in respect of Breakage Costs payable by ASM to a Hedging Counterparty under a Hedging Agreement (and/or to the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be) to be made after the Capacity Charge Commencement Date under Clause 4.2 (Post Capacity Charge Commencement Date Breakage Costs), [***] of the amount payable by ASM to a Hedging Counterparty under that Hedging Agreement (and/or to the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be);

(d)	in the case of a payment under Clause 4.3 (Exchange Restrictions and Foreign Exchange Adjustments), [***] of the amount determined to be payable to ASM under Clause 4.3 (Exchange Restrictions and Foreign Exchange Adjustments);

(e)	in the case of a Cashflow Shortfall Make Up Advance, [***] of the Cashflow Shortfall Make Up Advance then determined to be payable to ASM under Clause 5.5 (Non Political Force Majeure) to Clause 5.8 (Final Maturity Date) (inclusive); and

(f)	in the case of a payment of the Product Price on a Processor Payment Date, the Relevant Product Price Proportion of the total Product Price determined by ASM to be payable in respect of Product on that Processor Payment Date;

“ASM Delivery Point” means, in relation to a Finishing Plant, the physical point for delivery of Products from the ASM Plant to that Finishing Plant, being the point at which ASM’s pipeline for delivery of Product connects with the pipeline of the relevant Finishing Plant for receiving of Products at the fence located on the boundary between the site of the ASM Plant and the site of that Finishing Plant;

“ASM Master Meter” means the mass flow meter to be installed at the ASM Plant for the metering/weighing of Product (other than Cyclic trimer (D3)) leaving the ASM Plant but before such Product is divided into two streams for delivery to each Processor’s Finishing Plant;

“ASM Meters” means the ASM Master Meter and the ASM Payment Meters;

“ASM Payment Meters” means the mass flow meters to be installed at the ASM Plant between the ASM Master Meter and the relevant ASM Delivery Point for the metering/weighing of Product (other than Cyclic trimer (D3));

“ASM Plant” means the silicone monomer manufacturing facility owned and operated by ASM in Map Ta Phut, Rayong Province, Thailand in accordance with the Project Agreements;

“ASM Shares” means all outstanding shares from time to time in ASM;

“Assets” of any person means all or any part of its business, undertaking, property, assets, rights, interests, benefits, claims, revenues (including any right under a contract or license (including, in the case of ASM, the Technology Licence Agreements) or approval and any right to receive revenues) and uncalled capital, wherever situated;

“Baht” or “THB” means the lawful currency of the Kingdom of Thailand;

“Business Day” means any Day (other than a Saturday or Sunday) when banks are open for the transaction of domestic business in Bangkok;

“Breakage Cost” means all losses, costs, expenses and liabilities incurred, suffered or sustained by a Hedging Counterparty under a Hedging Agreement (and/or by the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be) as invoiced by that Hedging Counterparty (and/or the [***] Facilities Provider, as the case may be) to ASM as a consequence of any failure by ASM to pay on the due date (or an election to defer or roll over or pre pay) the amount of the periodic payment scheduled to fall due and payable under (and as set out in) the Hedging Agreement (and/or the [***] Existing FX Facility, as the case may be) but excluding, for the avoidance of doubt, all or any part of the amount of the periodic payment falling due under the Hedging Agreement (and/or the [***] Existing FX Facility, as the case may be) which is not paid or is otherwise deferred or rolled over on such scheduled due date for payment under the Hedging Agreement;

“Breakage Gain” means any sum which ASM is entitled to receive from a Hedging Counterparty (or the [***] Facilities Provider, as the case may be) (by way of swap gain or otherwise) as a consequence of any failure by ASM to pay on the due date (or an election to defer or roll over or prepay) the amount of the periodic payment scheduled to fall due and payable under (and as set out in) a Hedging Agreement (or the [***] Existing FX Facility, as the case may be);

“Capacity Charge” means (subject to Clause 1.2(d) and to Clause 5.4 (Force Majeure Adjustment) and to Clause 5.8 (Final Maturity Date)), in respect of the Processor Payment Date falling due each Month, the sum of:

(a) (i)	in the case of the first Capacity Charge Calculation Period, an amount equal to a fraction the numerator of which is one and the denominator of which is the number of calendar Months in that Capacity Charge Calculation Period (excluding for this purpose the Month during which the Capacity Charge Commencement Date occurs but including the Month during which the first Repayment Date occurs) of the sum of the following amounts:

(A)	the sum of (i) the principal and scheduled payments of agency fees scheduled to fall due and payable under the Commercial Loan Agreement in accordance with the Amortisation Schedule (but not on an accelerated basis) on each Interest Payment Date during that Capacity Charge Calculation Period and (ii) the scheduled payment in Baht required to be paid by ASM to a Hedging Counterparty under the relevant Hedging Agreement as set out therein (and not on an accelerated basis by way of any termination sum payable following the occurrence of a Termination Event (as defined in the relevant Hedging Agreement), Event of Default (as defined in the relevant Hedging Agreement), Breakage Cost or otherwise) in return for the payment by that Hedging Counterparty to ASM of an amount sufficient to enable ASM to pay the interest falling due and payable under the Commercial Loan Agreement on the next following Repayment Date; plus

(B)	the scheduled payment in Baht required to be paid by ASM to a

Hedging Counterparty under the relevant Hedging Agreement as set out therein (and not on an accelerated basis by way of any termination sum payable following the occurrence of a Termination Event (as defined in the relevant Hedging Agreement), Event of Default (as defined in the relevant Hedging Agreement), Breakage Cost or otherwise) in return for the payment by that Hedging Counterparty to ASM of an amount in US Dollars to be applied in making payments in US Dollars of principal and interest scheduled to fall due and payable under the [***] Loan Agreement in accordance with the Amortisation Schedule (but not on an accelerated basis) on each Interest Payment Date during that Capacity Charge Calculation Period; plus

(C)	any default interest and any other amounts (other than interest or Finance Principal) (but not on an accelerated basis) that may be payable by ASM under the Finance Documents (other than default interest accruing during the continuance of an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold as a consequence of a failure by ASM to make a payment under the Loan Agreements on its due date in circumstances where an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold was subsisting at the time of such non payment); and

(ii)	in the case of any subsequent Capacity Charge Calculation Period, one third of the sum of the following amounts:

(A)	the sum of (i) the principal and scheduled payments of agency fees scheduled to fall due and payable under the Commercial Loan Agreement in accordance with the Amortisation Schedule (but not on an accelerated basis) on the next following Repayment Date and (ii) the scheduled payment in Baht required to be paid by ASM to that Hedging Counterparty under the relevant Hedging Agreement as set out therein (and not on an accelerated basis by way of any termination sum payable following the occurrence of a Termination Event (as defined in the relevant Hedging Agreement), Event of Default (as defined in the relevant Hedging Agreement), Breakage Cost or otherwise) in return for the payment by that Hedging Counterparty to ASM of an amount sufficient to enable ASM to pay the interest falling due and payable under the Commercial Loan Agreement on the next following Repayment Date; plus

(B)	the scheduled payment in Baht required to be paid by ASM to a Hedging Counterparty under the relevant Hedging Agreements as set out therein (and not on an accelerated basis by way of any termination sum payable following the occurrence of a Termination Event (as defined in the relevant Hedging Agreement), Event of Default (as defined in the relevant Hedging Agreement), Breakage Cost or otherwise) in return for the payment by that Hedging Counterparty to ASM of an amount in US Dollars to be applied in making payments in US Dollars of principal and interest scheduled to fall due and payable under the [***] Loan Agreement in accordance with the Amortisation Schedule (but not on an accelerated basis) on the next following Repayment Date; plus

(C)	any default interest and any other amounts (other than interest or Finance Principal) (but not on an accelerated basis) that may be payable by ASM under the Finance Documents (other than default interest accruing during the continuance of an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold as a consequence of a failure by ASM to make a payment under the Loan Agreements on its due date in circumstances where an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold was subsisting at the time of such non payment); plus

(b)	during each Capacity Charge Calculation Period, the fixed costs incurred by ASM in relation to the Project during the immediately preceding Month (as determined in accordance with Schedule 2),

provided that if an event of Political Force Majeure is subsisting on the Final Maturity Date so that no Cashflow Shortfall Make Up Advance is payable on the Final Maturity Date under Clause 5.8 (Final Maturity Date) then the Capacity Charge shall continue to be payable in accordance with the terms of this Agreement and the calculation of the portion of the Capacity Charge payable under paragraph (a)(ii) above shall be made on the assumption that:

(i)	an amount will fall due and payable under the Loan Agreements on each date falling two Business Days after the end of each consecutive period of three Months (beginning on the day after the Final Maturity Date (in the case of the first such period) and on the day after the immediately preceding three Month period (in the case of each subsequent such period)); and

(ii)	the amount of Finance Principal, interest and other sums payable by ASM under the Finance Documents on each such date after the Final Maturity Date is equal to the amount that was payable on the penultimate Repayment Date in accordance with the Amortisation Schedule at that time;

“Capacity Charge Calculation Period” means the period commencing on the Day immediately following a Repayment Date (or in the case of the first such period, the Capacity Charge Commencement Date) and ending on the next following Repayment Date;

“Capacity Charge Commencement Date” means the earlier of:

(a)	the Scheduled Operational Acceptance Date; and

(b)	the Operational Acceptance Date;

“Cashflow Shortfall Make Up Advance” means an advance to be made by a Processor to ASM in the circumstances contemplated by any of Clause 5.5 (Non Political Force Majeure), Clause 5.6 (Political Force Majeure), Clause 5.7 (PFM Debt Service Reserve Injections) and Clause 5.8 (Final Maturity Date);

“Change of Law” means the repeal, amendment, making or change in the judicial or administrative interpretation after the Operational Acceptance Date of any applicable national, municipal or state statute, ordinance or other law (including Tax), regulation or by-law of the Kingdom of Thailand or any part thereof or the change or introduction of any condition attaching to any Consent or the Directive of a Competent Authority;

“Commercial Lenders” has the meaning given to it in the Common Terms Agreement;

“Commercial Loan Agreement” has the meaning given to it in the Common Terms Agreement;

“Common Terms Agreement” means the common terms agreement dated on or about the Agreement Date between, amongst others, ASM and the Lenders;

“Competent Authority” shall include any court of competent jurisdiction and any local, national or supra-national agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or the government of, the Kingdom of Thailand;

“Confirmation” means a confirmation made under a Hedging Agreement between ASM and a Hedging Counterparty;

“Consent” shall include an approval, authorisation, consent, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly);

“Construction Contracts” means the engineering, procurement and construction contracts entered into between ASM and the EPC Contractors in relation to the ASM Plant;

“Co-ordination Committee” means the committee established under Clause 13 (Co-ordination Committee);

“Day” means a calendar day;

“Debt Service Accrual Accounts” has the meaning given in the Accounts Agreement;

“Debt Service Reserve Account” has the meaning given in the Accounts Agreement;

“Debt Service Reserve Requirement” has the meaning given in the Accounts Agreement;

[***];

“[***] Agreements” has the meaning given in the Common Terms Agreement;

“[***] Delivery Point” means, in relation to a Finishing Plant, the physical point of delivery of [***] Products from the [***] Plant to that Finishing Plant, being the point at which the pipeline from the [***] Plant for delivery of [***] Product connects with the pipeline of the relevant Finishing Plants for receiving [***] Products;

“[***] Plant” means the production plant which [***] will design, construct, commission, operate and maintain adjacent to the ASM Plant for the conversion of Raw Materials and Process Hydrochloric Acid into [***] Products;

“[***] Products” means [***] of the grades [***], the specifications of which are more fully described in the [***] Agreements;

“[***] Product Price” means the amount payable by a Processor to ASM each Month in respect of [***] Products delivered to that Processor and which is determined by ASM in accordance with the procedure described in Clauses 7 ([***] Product) and 10 (Budgeting, Invoicing and Adjustments);

“Directive” means any directive, decision, request, requirement, instruction, code of practice or rule of any Competent Authority which is legally binding on ASM, or which an operator of the ASM Plant, acting as a Reasonable and Prudent Operator, would ordinarily comply with in order to avoid the legal consequences or possible legal consequences of non-compliance;

“Direct Commitment Letter” means each letter dated on or about the date of this Agreement issued by each of the Sponsors to [***] and the Offshore Security Trustee, as agent and trustee for the Lenders pursuant to the Finance Documents providing, amongst other things, certain support on the terms set out therein to the performance by each Processor of its obligations under, amongst other things, this Agreement;

“Dispute” has the meaning given in Clause 27 (Dispute Resolution);

“Distributions Account” has the meaning given in the Accounts Agreement;

“Enforcement Event” has the meaning given in the Common Terms Agreement;

“EPC Contractors” means [***] and [***] as suppliers and contractors under the Construction Contracts;

“Expiry Date” means, subject to Clause 2 (Termination), the date on which ASM has paid all sums owing or capable of being owed to the Lenders under the Loan Facilities;

“Facility Agent” has the meaning given in the Common Terms Agreement;

“Final Maturity Date” has the meaning given in the Common Terms Agreement;

“Finance Documents” has the meaning given to it in the Common Terms Agreement;

“Finance Principal” has the meaning given to it in the Common Terms Agreement;

“Finishing Plants” means the GETOS Finishing Plant and the SE Finishing Plant;

“Fiscal Year” means each calendar year beginning January 1 and ending on December 31;

“Force Majeure” means:

(a)	any Political Force Majeure; and

(b)	any Non-Political Force Majeure;

“FX Shortfall Make Up Advance” means an advance to be made by a Processor to ASM in the circumstances contemplated by and in accordance with any of Clause 4.1 (Pre Capacity Charge Commencement Date Breakage Costs) to Clause 4.3 (Exchange Restrictions and Foreign Exchange Adjustments) (inclusive);

“GETOS Finishing Plant” means the finishing plant to be designed, constructed, commissioned, operated and maintained by the GETOS Processor for the further processing of Product purchased by the GETOS Processor, which will be located adjacent to the ASM Plant;

“Good Industry Practice” means the practices, methods and acts as are in accordance with standards of prudence applicable to the international silicones monomer industry for facilities using the same type of raw materials taking into account the size and climatic environment of the ASM Plant that, at a particular time, in the exercise of reasonable judgement and in light of the facts known (or that reasonably should have been known) at the time a decision was made, would be expected to accomplish the desired result in respect of the design, engineering, construction, operation and maintenance of the equipment of the type applicable to the ASM Plant, in a manner at least consistent with applicable laws, approvals, reliability, safety, economy, and due consideration to the design, engineering, construction, operation and maintenance standards recommended by the suppliers and manufacturers of such equipment;

“Hedging Agreements” means:

(a)	the cross currency interest rate swap agreement to be entered into between ASM and each Hedging Counterparty under an ISDA Master Agreement with (i) a schedule thereto and (ii) each Confirmation (substantially in the form of Schedule 9 of the Common Terms Agreement) which in each case complies with the terms of the Common Terms Agreement in order to effect certain payments in US Dollars to [***] under the [***] Loan Agreement and to hedge the interest rate exposure in respect of the interest payable by ASM under the [***] Loan Agreement; and

(b)	the interest rate swap agreement to be entered into between ASM and a Hedging Counterparty under an ISDA Master Agreement with (i) a schedule thereto and (ii) each Confirmation (substantially in the form of Schedule 9 of the Common Terms Agreement) which in each case complies with the terms of the Common Terms Agreement in order to effect certain payments of interest to the Commercial Lenders under the Commercial Loan Agreement;

“Hedging Counterparty” has the meaning given in the Common Terms Agreement;

“IDC End Date” has the meaning given in the Common Terms Agreement;

“Interest Payment Date” means each date upon which a payment of interest on the loans made available under the Loan Facilities falls due and payable in accordance with the relevant Loan Agreement;

“[***] Loan Agreement” has the meaning given in the Common Terms Agreement;

“Joint Venture Agreement” has the meaning given in the Common Terms Agreement;

“Lenders” means the Senior Lenders as defined in the Common Terms Agreement;

“Loan Agreement” has the meaning given in the Common Terms Agreement;

“Loan Facilities” means the Facilities as defined in the Common Terms Agreement;

“Low Volume Grade Silica” means in respect of a Fiscal Year, the one fumed silica grade out of the three fumed silica grades available under the [***] Agreements which ASM notifies [***] in writing is to be the “Low Volume Grade Silica” for that Fiscal Year, in accordance with the [***] Agreements;

“Month” means:

(a)	in the case of the first Month, the period beginning at 00:00 hours on either the Capacity Charge Commencement Date or the Product Price Commencement Date (as the context requires) and ending at 00:00 hours on the first Day of the next occurring calendar month;

(b)	in the case of subsequent Months a period commencing at 00:00 hours on the first Day of that calendar month and ending at the same time on the first Day of the immediately following calendar month; and

(c)	in the case of the last Month, the period commencing at 00:00 hours on the first Day of the calendar month in which the Expiry Date occurs and ending on the Expiry Date,

and “Monthly” shall be construed accordingly;

“Non-Political Force Majeure” means any event, act, fact or circumstance (or any combination of the foregoing) described in any of the following paragraphs (a) to (e) (inclusive) which affects the ASM Plant and is beyond the direct control of ASM and which is not also Political Force Majeure:

(a)	fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout, epidemic, or other Acts of God;

(b)	the impact by any vehicle, vessel or aircraft and the effect of pressure waves caused by devices travelling at supersonic speeds affecting the Project;

(c)	explosion, radiation or chemical contamination;

(d)	strike, lockout, picketing, accidents or other industrial disturbance;

(e)	loss of or damage to or failure of the ASM Plant (including significant damage to or failure of equipment relating to or comprising the Project) except where such loss or damage is caused by the wilful misconduct or negligence of ASM or the EPC Contractor; and

(f)	the inability of ASM to procure the delivery of base materials used as feedstock in the production of Product at the ASM Plant other than by reason of the subsistence of an event of Political Force Majeure;

“Offshore Security Trustee” has the meaning given in the Common Terms Agreement;

“Operating Account” has the meaning given in the Common Terms Agreement;

“Operational Acceptance” means the date upon which the Testing Engineers have certified to ASM and the Offshore Security Trustee that:

(a)	Mechanical Completion of the ASM Plant pursuant to (and as defined in) the Construction Contracts has been achieved;

(b)	no further works are outstanding, necessary or contemplated at the ASM Plant (except in respect of the [***] Works) in order for the ASM Plant to satisfy the testing referred to in paragraph (d) below;

(c)	the ASM Plant has completed commissioning and testing and Product has been accepted by the Processors; and

(d)	they are satisfied that the ASM Plant is operating in accordance with the Technology Licence Agreements;

“Operational Acceptance Date” means the Day upon which Operational Acceptance shall have occurred;

“Party” means each person who is a party to this Agreement and shall include any successor(s) in title to, or permitted assign(s) of, that person and

“Parties” shall be construed accordingly;

“Payee” has the meaning set out in Clause 17.1 (Withholdings);

“PFM Observation Period” means in the case of an event of Political Force Majeure occurring after (but not subsisting on) the Operational Acceptance Date, the period commencing on the Day upon which an event of Political Force Majeure occurs and ending on the Day falling 90 Days thereafter;

“PFM Production Threshold” means [***] of the total volume of Product which the ASM Plant was intended and capable (but for such event of Political Force Majeure) to produce, treat and/or process for delivery to the Processors as stipulated in the Annual Programme (as amended by the most recent Quarterly Programme) applicable at the time that an event of Political Force Majeure occurs (or if no Annual Programme or Quarterly Programme is developed for such period, the most recent Annual Programme prepared by ASM (or if there is none, then the name plate capacity of the ASM Plant));

“Planned Maintenance” means a period of maintenance resulting in a shutdown of all or part of the ASM Plant which results in a loss of volume of Product output and is provided for in the Annual Programme;

“Political Force Majeure” means any event, act, fact or circumstance (or any combination of the foregoing) occurring in Thailand described in any of the following paragraphs (a) to (e) (inclusive) which affects the ASM Plant and is beyond the direct control of ASM, the Processors and any other party seeking to rely on payment relief under the Finance Documents due to such event, act, fact or circumstance described in paragraphs (a) to (e) (inclusive) (or combination of the same) and does not arise through the wilful misconduct or gross negligence of ASM or such other parties:

(a)	any act or failure to act by any governmental instrumentality or Competent Authority of the Kingdom of Thailand, any Change of Law or regulation (including a change in the interpretation of the same) and any revocation, cancellation, or failure to issue, or the making of a material amendment to the terms of, any official authorisation or Consent,

(b)	war (whether declared or undeclared), armed conflict, revolution, civil war, insurrection, acts of public enemies, terrorism or politically motivated sabotage;

(c)	riot, blockade, embargo, violent demonstrations or protest, national strike, civil commotion, rebellion and widespread or politically motivated lockout or picketing;

(d)	any act of expropriation, seizure or confiscation by the Government of Thailand of the ASM Plant; and

(e)	the inability of ASM to procure the delivery of base materials used as feedstock in the production of Product at the ASM Plant which occurs or subsists solely by reason of any of the events, acts, facts or circumstances (or any combination of the foregoing) set out in paragraphs (a) to (d) above adversely affecting the ASM Plant in some other way which of itself would constitute Political Force Majeure (for the avoidance of doubt, any of the events, acts, facts or circumstances (or any combination of the foregoing) in paragraphs (a) to (d) above which only affects the ability of ASM to procure delivery of base materials used as feedstock but does not otherwise affect the ASM Plant shall not constitute Political Force Majeure);

“Principal Shareholders” means the SE Processor and GETOS Singapore Pte. Ltd.;

“Proceedings” has the meaning set out in Clause 29 (Jurisdiction);

“Process Hydrochloric Acid” has the meaning given to it in the [***] Agreements;

“Processor Payment Date” means:

(a)	subject to paragraph (b) below, in the case of the payment to be made during each Month of each Capacity Charge Calculation Period, the 13th Day of each Month (or if such Day is not a Business Day, the next following Business Day) commencing with the 13th Day of the Month which falls immediately after the Month during which the Capacity Charge Commencement Date occurs; and

(b)	in the case of the payment to be made during the last Month of each Capacity Charge Calculation Period, the day falling two (2) Business Days prior to the date upon which ASM is required to make the periodic payment scheduled to fall due and payable under each Hedging Agreement on (or immediately prior to) each Repayment Date (or if there is no Hedging Agreement in place at that time, two (2) Business Days prior to each Repayment Date);

“Processors” means the GETOS Processor and the SE Processor;

“Product” means any of the silicone products set out in Schedule 1 or, where the context so requires, all of them;

“Product Price” means the price payable by the Processors in respect of the Products delivered by ASM to the Processors during a particular Month as determined by ASM in accordance with the principles set out in Schedule 2 and Clause 10 (Budgeting, Invoicing and Adjustments);

“Product Price Commencement Date” means the date that the ASM Plant commences production of Product and its delivery to the Finishing Plants;

“Project” means the design, engineering, construction, commissioning, testing, financing, operation and management of the ASM Plant, the production of Product, and the delivery of Product to the Finishing Plants and Raw Materials and Process Hydrochloric Acid to the [***] Plant;

“Project Agreements” has the meaning given in the Common Terms Agreement;

“Quarter” means the relevant three Month period of January to March, April to June, July to September, and October to December (both Months inclusive);

“Quarterly Programme” means an Annual Programme which has been amended prior to a Quarter as contemplated by Clause 9.2 (Quarterly Programme);

“Raw Materials” means methyldichlorosilane, methyltrichlorosilane and trimethylchlorosilane;

“Reasonable and Prudent Operator” means a person acting in good faith, with the intention of performing its contractual obligations and who in so doing, and in the general conduct of its undertaking, exercises that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be exercised by a skilled and experienced person observing Good Industry Practice;

“Regular Volume Grade Silica” means, in respect of a Fiscal Year, the two grades of fumed silica out of the three grades of fumed silica available under the [***] Agreements which are not designated by ASM as “Low Volume Grade Fumed Silica” under the [***] Agreements in respect of that Fiscal Year;

“Reinstatement Plan” has the meaning given in the Common Terms Agreement;

“Relevant Product Price Proportion” means, in respect of each Processor, the proportion which A bears to B:

where:

A	is the aggregate cost of production of the Products (determined by ASM in accordance with Schedule 2) scheduled to be delivered to, and taken by, that Processor during that Month as set out in the Quarterly Programme applicable during the Quarter during which such Product was delivered; and

B	is the aggregate cost of production of all Products scheduled to be delivered to, and taken by, both Processors during that Month as set out in such Quarterly Programme;

“Repayment Date” has the meaning given in the Common Terms Agreement;

“Scheduled Operational Acceptance Date” means 15th February, 2005;

“SE Finishing Plant” means the finishing plant to be designed, constructed, commissioned, operated and maintained by the SE Processor for the further processing of Product purchased by the SE Processor, which will be located adjacent to the ASM Plant;

“[***] Existing FX Facility” has the meaning given in the Common Terms Agreement;

“[***] Facilities” mean the facilities made available to ASM under the [***] Facility Letter;

“[***] Facilities Provider” has the meaning given in the Common Terms Agreement;

“[***] Facility Letter” has the meaning given in the Common Terms Agreement;

“Sponsors” means Shin-Etsu Chemical Co., Ltd., General Electric Company and Toshiba Corporation;

“Stamp Tax” means any stamp duty, registration fees, documentation or similar tax;

“Subordination Deed” has the meaning given in the Common Terms Agreement;

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including any increase in the rate thereof and any interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment or supply made under this Agreement, other than stamp duty, registration fees, documentation or similar tax;

“Tax Credit” has the meaning set out in Clause 17.2 (Tax Credits);

“Taxed Party” has the meaning set out in Clause 17.2 (Tax Credits);

“Technology Licence Agreements” means each of:

(a)	the technology license agreement dated 6 February 2001 between GETOS Singapore Pte., Ltd. and ASM; and

(b)	the technology license agreement dated 6 February 2001 between the SE Processor and ASM;

“Testing Engineers” means experienced engineers in the silicone monomer process employed by Shin-Etsu Chemical Co., Ltd., General Electric Company (or one of its Affiliates or business divisions) or GE-Toshiba Silicones Co., Limited;

“Tonne” means a metric tonne;

“Total Loss” has the meaning given in the Common Terms Agreement;

“Total Loss Event” means any event, act, fact or circumstance (or any combination of the foregoing) which leads to a Total Loss;

“U.S. Dollars” or “USD” means the lawful currency from time to time of the United States of America; and

“Value Added Tax” or “VAT” means the tax referred to as such in Chapter IV of the Thai Revenue Code (effective as of 1 January 1992) or any similar or analogous tax or impost replacing Value Added Tax.

1.2	Interpretation

In this Agreement:

(a)	references to the masculine shall include the feminine and references to the singular shall include references to the plural and vice versa;

(b)	references to the word “include” or “including” or “for example” are to be construed without limitation;

(c)	a reference to a payment to be made by a Processor under this Agreement which is calculated or determined by reference to an amount payable under the Loan Agreements on a basis which is “not on an accelerated basis” (or any similar phrase or construction), shall be construed as a requirement for such payment by the Processor to be calculated or determined by reference to the amount which would have been due and payable under the Loan Agreements but for the occurrence of an event or circumstance giving rise to any requirement for any amount payable by ASM to the Lenders under the Loan Agreements to be, or become, due and payable, or to be paid, on any date earlier than the original maturity date for payment of such amount (such payment being referred to in this Agreement as being “on an accelerated basis”) including (without limitation):

(i)	as a consequence of an event of default (howsoever defined) occurring under the Loan Agreements or the Common Terms Agreement;

(ii)	a mandatory prepayment (howsoever defined) being made, or required to be made, under the Loan Agreements; or

(iii)	a voluntary prepayment being made by ASM under the Loan Agreements;

(d)

where a payment under this Agreement is required to be made by a Processor in relation to or by reference to amounts due to a Hedging Counterparty under a Hedging Agreement, and such Hedging Agreement is terminated and is not replaced, or is not otherwise in place at the time that the calculation of the amount of such payment is being made, then the amount of such payment shall be calculated by reference to the amount of Finance Principal, scheduled fees and interest falling due on the next following Repayment Date (but not on an accelerated basis) under the Commercial Loan Agreement and the [***] Loan Agreement such that:

(i)	the amount payable on each Processor Payment Date (other than the last Processor Payment Date) during the relevant Capacity Charge Calculation Period shall be an amount in Baht (which is calculated on the basis of the rate of exchange applicable on the first day of each Capacity Charge Calculation Period) which is equivalent to one third of (or in the case of the first Capacity Charge Calculation Period, the relevant fraction determined under paragraph (a)(i) of the definition of the Capacity Charge) the amount payable in Baht under the Commercial Loan Agreement and in US Dollars under the [***] Loan Agreement (in each case) on the next following Repayment Date (in accordance with the Amortisation Schedule); and

(ii)	the amount payable on the last Processor Payment Date during the relevant Capacity Charge Calculation Period shall be an amount in Baht which, when aggregated with the balance then standing to the credit of the Debt Service Accrual Account will be sufficient to enable the Borrower to pay all amounts payable under the Commercial Loan Agreement and the [***] Loan Agreement on the next Repayment Date (with amounts payable to [***] in US Dollars being converted from Baht to US Dollars at the rate of exchange applicable on the date preceding such Processor Payment Date for the purchase of Dollars with Baht for delivery on the relevant Repayment Date);

(e)	a reference to a “person” includes any company, corporation, firm, government, individual, state or agency or sub-division of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing and includes its successors and assigns;

(f)	a reference to “acting in good faith” means a Party notifying the other Parties of its good faith best estimate (prepared with the degree of skill, diligence and prudence to be expected of a company with experience in the silicone monomer markets) of what that Party believes or expects (as appropriate) those matters to be agreed are or will be (as appropriate);

(g)	except where the context otherwise requires, references to a particular part, clause, paragraph, sub-paragraph or Schedule shall be a reference to that part, clause, paragraph, sub-paragraph or Schedule in or to this Agreement;

(h)	reference to an agreement or document shall be a reference to it as further amended, supplemented or novated from time to time in accordance with, and subject to, any requirements of this Agreement and (subject thereto) shall include a reference to any document which amends, is supplemental to, novates, or is entered into, made or given pursuant to or in accordance with any terms of it;

(i)	reference to a statutory provision (including any secondary legislation) shall include such provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement;

(j)	the table of contents and the headings are inserted for convenience only and shall be ignored in construing this Agreement; and

(k)	reference to the Commercial Loan Agreement, the [***] Loan Agreement and the Loan Agreements shall include a reference to the Common Terms Agreement.

1.3	Supremacy over Joint Venture Agreement

This Agreement is supplemental to (but not part of) the Joint Venture Agreement and, to the extent that the terms of this Agreement are inconsistent or conflict with the terms of Section 6.6 (Product Offtake), Schedule 6.6(a) (Volumes, Purchase Prices, Payment terms and Offtake differences for Silicone Products), attachment X to Schedule 6.6(a) (Maximum Plant Capacity for each Product) or attachment Y to Schedule 6.6(a) (Price of each Product) of the Joint Venture Agreement, the terms of this Agreement shall prevail. No provision in the Joint Venture Agreement will affect or release the obligations of the parties under this Agreement.

1.4	Several Liability of Processors

The obligations, liabilities and undertakings of the Processors under this Agreement are assumed severally (and in the relevant proportions stipulated in this Agreement) and not jointly and severally. No Processor shall be liable for the obligations of any other Processor under this Agreement. If a Processor fails to perform any of its obligations under this Agreement, ASM shall have rights solely against that Processor in accordance with the terms of this Agreement. The obligations of the other Processor will not be affected or increased by such a failure including, for the avoidance of doubt, by virtue of the accrual of default interest on any sum which is due and payable by the defaulting Processor.

1.5	No Partnership

Without prejudice to the Joint Venture Agreement, neither this Agreement, nor the performance by the Parties of their respective rights hereunder shall constitute a partnership between the Parties hereto or between such Parties (or either of them) and only one or more other persons. Neither Processor shall have any authority (unless expressly conferred in writing and for the time being not revoked) to bind the other.

1.6	Third Parties

A person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 except that the Parties acknowledge and agree that the Offshore Security Trustee and the Lenders shall be entitled to rely on and have the benefit of, and enforce the terms of, their rights under this Agreement.

2.	TERM AND TERMINATION

2.1	Term

This Agreement will, subject to Clause 3 (Conditions Precedent), commence on the Agreement Date and shall continue in full force and effect until the Expiry Date, unless terminated in the circumstances described in Clause 2.2 (Termination) or Clause 2.3 (Total Loss Event).

2.2	Termination

(a)	Subject to paragraph (b), if the Lenders elect, pursuant to the Finance Documents, following the occurrence of an Enforcement Event, to enforce the security interests created pursuant to the Finance Documents over all or part of the ASM Plant, the ASM Shares or other Assets of ASM which are subject to a security interest created pursuant to the Finance Documents, this Agreement shall continue in full force and effect.

(b)	If:

(i)	the Lenders elect, pursuant to the Finance Documents, following the occurrence of an Enforcement Event, to enforce the security interests created pursuant to the Finance Documents over all or part of the ASM Plant, the ASM Shares or other Assets of ASM which are subject to a security interest pursuant to the Finance Documents; and

(ii)	in enforcing such security interests the Lenders sell, transfer or otherwise dispose of the ASM Shares or substantially all of the Assets of ASM to another person (other than a Substitute Entity (as defined in the Acknowledgement and Consent (Offtake) entered into in connection with this Agreement) (it being agreed that the Lenders shall not be construed as taking any of the actions referred to in this paragraph (ii) if a liquidator or other insolvency officer which is appointed by a creditor which is independent and unrelated to, and not acting on the instructions, or at the behest of the Lenders, sells, transfers or otherwise disposes of the ASM Shares or substantially all of the Assets of ASM to another person)), this Agreement shall immediately terminate, provided that no Sponsor has defaulted in the performance of its obligations under a Direct Commitment Letter which default remains unremedied or uncured for 30 operating Days after the Offshore Security Trustee serves a notice on each of the Sponsors notifying them of the particular default in performance by a Sponsor of its obligations under the relevant Direct Commitment Letter.

2.3	Total Loss Event

(a)	In addition to Clause 2.2 (Termination), following the occurrence of a Total Loss Event:

(i)	if ASM elects by notice to the Facility Agent in accordance with Clause 4.4 of the Common Terms Agreement to apply any insurance proceeds receivable or received in or towards repair or reinstatement of the ASM Plant, this Agreement shall continue in full force and effect and the Processors shall continue to be obliged to perform their obligations under this Agreement for the remaining term of this Agreement; and

(ii)	if ASM elects not to apply any insurance proceeds receivable or received in or towards repair or reinstatement of the ASM Plant then such amount shall be applied in or towards prepayment of the Loan Facilities and:

(A)	if such insurance proceeds are applied in prepayment of the Loan Facilities in full, this Agreement shall immediately terminate; or

(B)	if such insurance proceeds are not sufficient to prepay the Loan Facilities in full, this Agreement shall continue in full force and effect until the Loan Facilities have been repaid in full.

(b)	Without prejudice to Clause 2.2, if a Total Loss Event occurs and any insurance proceeds are paid to the Offshore Security Trustee (as loss payee) but are not made available to ASM to repair or reinstate the ASM Plant in accordance with the Reinstatement Plan and Clause 4.4(b) of the Common Terms Agreement where ASM has elected to repair or reinstate the ASM Plant as contemplated by paragraph (a)(i), this Agreement shall immediately terminate.

2.4	Impact of Termination

(a)	On termination of this Agreement pursuant to this Clause 2, the obligations of each Processor under this Agreement (including the obligation to make any payment of the Capacity Charge) shall terminate, but without prejudice to any obligation existing at that time of termination to make any payment hereunder which payment obligation has accrued during the period prior to such termination.

(b)	Save to the extent contemplated by Clause 2.2(b) (Termination) and Clause 2.3 (Total Loss Event), this Agreement may not be terminated by either Party for so long as any amounts are or may become owing to the Lenders by ASM under the Finance Documents.

(c)	On termination of this Agreement, the Parties shall not be entitled to recover any amount from each other (including any amount to be paid as damages) as a consequence of termination taking place, save that termination of this Agreement shall not affect any rights or obligations of the Parties which may have accrued prior to such termination (including any obligation by ASM to pay or repay any FX Shortfall Make Up Advance, Cashflow Shortfall Make Up Advance or other amounts to the Processors).

3.	CONDITIONS PRECEDENT

The provisions of this Agreement are conditional upon:

(a)	the Common Terms Agreement and the Finance Documents being entered into; and

(b)	the conditions precedent to the borrowing by ASM of the first Advance under the Loan Facilities (other than any condition precedent relating to the effectiveness of this Agreement) being satisfied or waived.

4.	HEDGING

4.1	Pre Capacity Charge Commencement Date Breakage Costs

If any amount falls due and payable by ASM to a Hedging Counterparty under a Hedging Agreement (and/or the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be) prior to the Capacity Charge Commencement Date to indemnify that Hedging Counterparty (and/or the [***] Facilities Provider, as the case may be) for any Breakage Costs incurred by it under the relevant Hedging Agreement (and/or the [***] Existing FX Facility, as the case may be), each Processor shall, by way of an FX Shortfall Make Up Advance, fund ASM in an amount equal to its Applicable Proportion of any Breakage Costs payable by ASM to the relevant Hedging Counterparty under the relevant Hedging Agreement (and/or the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be).

4.2	Post Capacity Charge Commencement Date Breakage Costs

If, after the Capacity Charge Commencement Date, any amount falls due and payable by ASM to a Hedging Counterparty under a Hedging Agreement (and/or the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be) to indemnify that Hedging Counterparty (and/or the [***] Facilities Provider, as the case may be) for any Breakage Cost incurred by it under the relevant Hedging Agreement (and/or the [***] Existing FX Facility, as the case may be), each Processor shall, by way of an FX Shortfall Make Up Advance, fund ASM in an amount equal to its Applicable Proportion of any Breakage Costs payable by ASM to the relevant Hedging Counterparty under the relevant Hedging Agreement (and/or the [***] Facilities Provider under the [***] Existing FX Facility, as the case may be).

4.3	Exchange Restrictions and Foreign Exchange Adjustments

(a)	If:

(i)	an event or circumstance occurs (an “exchange restriction”) which requires ASM to make a payment to the Exchange Restrictions Account pursuant to (and as defined in) the Accounts Agreement; and

(ii)	at the time that such exchange restriction ceases to apply:

(A)	the amount standing to the credit of the Exchange Restriction Account is less than

(B)	amount which fell due and payable during the period during which such exchange restriction was subsisting or applied in US Dollars to [***] under the [***] Loan Agreement (but not on an accelerated basis) but which was not paid due to the exchange restriction

(the “shortfall amount”),

unless the obligation to make Cashflow Shortfall Advances was suspended under Clause 5.6 (Political Force Majeure) or Clause 5.8 (Final Maturity Date) at the time that the Borrower was also unable to make payments to [***] due to the exchange restriction, each Processor shall pay, by way of a FX Shortfall Make Up Advance, its Applicable Proportion of the shortfall amount on the date that ASM (or a Hedging Counterparty if applicable) pays to [***] the amount which fell due and payable under the [***] Loan Agreement (but not on an accelerated basis) but which was not paid due to the exchange restriction.

(b)	Without prejudice to Clause 1.2(d) (Interpretation), if:

(i)	a Hedging Agreement is terminated, has not been replaced or is not in place for any reason on the last Processor Payment Date during a Capacity Charge Calculation Period; and

(ii)	ASM determines that the amount of Baht which will be available to it on the last Processor Payment Date during the relevant Capacity Charge Calculation Period (to make payments of Finance Principal, scheduled agency fees and interest and other amounts due under the Loan Agreements on the next Repayment Date (but not on an accelerated basis) will not be sufficient to enable ASM to pay such amounts in full (with, for this purpose, amounts payable to the Lenders in US Dollars being converted at the then applicable spot rate of exchange for the purchase of US Dollars with Baht) (“Hedging Shortfall Amount”), then unless the obligation to make Cashflow Shortfall Advances has been suspended under Clause 5.6 (Political Force Majeure) or Clause 5.8 (Final Maturity Date) each

Processor shall pay on demand no later than the last Processor Payment Date during the relevant Capacity Charge Calculation Period, by way of an FX Shortfall Make Up Advance its Applicable Proportion of the relevant Hedging Shortfall Amount.

4.4	Application of Breakage Gains

If ASM makes a Breakage Gain in respect of a Hedging Agreement (and/or the [***] Existing FX Facility, as the case may be), ASM shall apply the proceeds of such Breakage Gain:

(a)	first, towards payment of any relevant Breakage Costs or any amounts necessary to be paid to arrange another Hedging Agreement (as the case may be); and then

(b)	to the repayment of any FX Shortfall Make Up Advances made by the Processors, in the proportion of [***]; and then

(c)	to the extent that no amounts are owing by ASM to the Processors in respect of an FX Shortfall Make Up Advance to the Operating Account to the repayment of any other advances (including Cashflow Shortfall Make Up Advances) made by the Processors under this Agreement, in the proportion of [***] after application of the order of priorities as set out in the Account Agreement.

4.5	FX Shortfall Make Up Advances

(a)	Each FX Shortfall Make Up Advance shall be made to ASM in Baht on demand and within such time so as to allow ASM to meet its relevant payment obligations as and when they fall due (or if such amounts are already due and payable, within 3 Days after each demand is issued on the Processors).

(b)	Each FX Shortfall Make Up Advance shall constitute a debt owing by ASM to each Processor and interest shall accrue on such sum at a rate which is [***] than the interest rate applicable from time to time under the Commercial Loan Agreement for consecutive interest periods corresponding with the interest periods under the Commercial Loan Agreement. Each FX Shortfall Make Up Advance together with interest thereon shall be paid and repaid to each Processor as soon as possible after it has been advanced to the extent that ASM is permitted to make such payment under the terms of the Finance Documents.

(c)	The Processors and ASM acknowledge that (i) repayment of any FX Shortfall Make Up Advance and payment of interest thereon will be subordinated to rights and claims of the Lenders against ASM in respect of the Loan Facilities, and (ii) the ability of ASM to make the payment will be subject to restrictions set out in the Finance Documents (including subordination and restrictions on the ability to make payments in respect of such FX Shortfall Make Up Advance).

(d)	Any FX Shortfall Make Up Advance made by the Processors to ASM in respect of any Breakage Costs shall be applied by ASM solely for the purposes of paying such Breakage Costs and may not be used for any other purpose including making payments in respect of the Loan Facilities. ASM shall procure that the Common Terms Agreement stipulates that ASM may make payments in compliance with this paragraph (d).

5.	CAPACITY CHARGE

5.1	Processors to pay Capacity Charge

(a)	With effect from the Capacity Charge Commencement Date and until the Expiry Date, subject to Clause 5.4 (Force Majeure Adjustment), each Processor shall on each Processor Payment Date pay to ASM its Applicable Proportion of the Capacity Charge payable on such Processor Payment Date.

(b)	Subject to Clause 5.4 (Force Majeure Adjustment), the Capacity Charge shall be deter-mined by ASM and notified to the Processors and the Offshore Security Trustee in accordance with the invoicing procedures described in Clause 5.2 (Invoicing of Capacity Charge).

5.2	Invoicing of Capacity Charge

(a)	No later than 10 Days prior to the first Day of each Capacity Charge Calculation Period, ASM will calculate:

(i)	that portion of the Capacity Charge calculated pursuant to paragraph (a) of the definition thereof which is payable during that Capacity Charge Calculation Period; and

(ii)	the fixed costs budgeted to be incurred by ASM during that Capacity Charge Calculation Period,

and ASM shall notify the Processors (and copy such notice to the Offshore Security Trustee) of the Capacity Charge budgeted to be payable by the Processors on each Processor Payment Date (and the Applicable Proportions of the Capacity Charge to be payable by each Processor) in respect of the relevant Capacity Charge Calculation Period.

(b)	No later than the last Day of the Month falling immediately after each Capacity Charge Calculation Period ends (or at such more frequent times as ASM shall determine appropriate including if necessary if the level production at the ASM Plant is increased following an event of Force Majeure), ASM will calculate the difference between the fixed costs budgeted to be incurred by it (as determined in accordance with Schedule 2) and the final fixed costs incurred by it (as determined in accordance with Schedule 2) (a “reconciliation calculation”) in respect of the relevant Capacity Charge Calculation Period (or, if a shorter period, that period) and provide a copy of such reconciliation calculation to the Processors (with a copy to the Offshore Security Trustee).

(c)

The amount of the Capacity Charge which is calculated pursuant to paragraph (b) of the definition thereof to cover fixed costs (but not that portion of the Capacity Charge which is calculated pursuant to paragraph (a) of the definition thereof) falling due on the next Processor Payment Date falling after such reconciliation calculation is provided to the

Processors (with any surplus carried over to each subsequent Processor Payment Date) shall be reduced or increased by an amount equal to the over or under payment in respect of Capacity Charge as stipulated in the reconciliation calculation.

(d)	ASM shall provide the Offshore Security Trustee with the information forming the basis of any calculations referred to in this Clause 5.2 (Invoicing of Capacity Charge) within a reasonable time after being requested to do so by the Offshore Security Trustee.

5.3	Payment of Capacity Charge not on accelerated basis

If, for any reason, any sum is or becomes payable under the Loan Facilities on an accelerated basis, provided that this Agreement has not been terminated, the Capacity Charge payable by the Processors will continue to be calculated (unless the provisions of Clause 1.2(d) (Interpretation) apply) by reference to:

(a)	the amount payable in Baht in payment of scheduled loan repayments of Finance Principal to the Commercial Lenders;

(b)	the amounts of the periodic payments scheduled to fall due and payable under each Hedging Agreement to be applied in making payments of interest (and in the case of payments of Finance Principal under the Loan Facilities made available by [***], Finance Principal) in respect of the Loan Facilities; and

(c)	save to the extent of default interest accruing as a consequence of a failure by ASM to make a payment under the Loan Agreement on its due date in circumstances where an event of Political Force Majeure was subsisting at the time of such non payment, a component equal to the default interest payable by ASM to the Lenders, which would have been payable on (or in the case of a payment under a Hedging Agreement immediately prior to) the originally scheduled Repayment Date but for ASM being obliged to make such payment under the Loan Facilities on an accelerated basis.

5.4	Force Majeure Adjustment

(a)	If:

(i)	an event of Force Majeure occurs; and

(ii)	such event of Force Majeure results in a reduction in the total volume of Product which the ASM Plant is able to produce, treat and/or process so that the amount which could be produced by the ASM Plant and delivered to the Processors is reduced, the portion of the Capacity Charge which is determined pursuant to paragraph (a) of the definition thereof and payable on each Processor Payment Date during such Month when such Force Majeure subsists (FMCC) shall be calculated by ASM as follows:

FMCC = CC x	rpl
tv

Where:

CC	=	the portion of the Capacity Charge which is determined pursuant to paragraph (a) of the definition thereof and otherwise payable in respect of such Month

rpl	=	reduced performance level of ASM Plant in respect of such Month (determined by reference to the volume of Product capable of being produced by the ASM Plant for offtake by the Processors during that Month)

tv	=	total volume of Product intended and capable (but for the relevant event of Force Majeure) to be produced by the ASM Plant for offtake by the Processors during that Month (as determined in accordance with the Quarterly Programme)

(b)	If an event of Force Majeure results in the ASM Plant being unable to produce, treat or process any Product for delivery to the Processors, the Capacity Charge payable on each Processor Payment Date during each Month (FMCC) shall be calculated by ASM as follows:

FMCC = MCC x	(n-Fmd)
n

Where:

MCC	=	Capacity Charge otherwise payable in respect of that Month

n	=	number of Days in the Month

Fmd	=	number of Days during which an event of Force Majeure resulted in the ASM Plant being unable to produce, treat or process any Product

5.5	Non-Political Force Majeure

Without limiting each of the Processor’s obligations to pay that portion of the Capacity Charge which remains payable (as described in Clause 5.4 (Force Majeure Adjustment)), if at any time after the Capacity Charge Commencement Date (including where an event of Non-Political Force Majeure is subsisting on the Capacity Charge Commencement Date) an event of Non-Political Force Majeure occurs each of the Processors shall pay (with respect to each Capacity Charge Calculation Period during which such event of Non-Political Force Majeure exists), on the date stipulated in Clause 5.9 (Cashflow Shortfall Make Up Advance) below, by way of a Cashflow Shortfall Make Up Advance (and not by way of payment of Capacity Charge) to ASM its Applicable Proportion of an amount equal to the difference between:

(a)	the total amount of Capacity Charge which would have been payable by the Processors to ASM during the relevant Capacity Charge Calculation Period but for such event of Non-Political Force Majeure; and

(b)	the portion (if any) of Capacity Charge paid or payable during such Capacity Charge Calculation Period pursuant to Clause 5.4 (Force Majeure Adjustment).

5.6	Political Force Majeure

(a)	Without limiting each of the Processor’s obligations to pay that portion of the Capacity Charge which remains payable (as described in Clause 5.4 (Force Majeure Adjustment)), if at any time after the Capacity Charge Commencement Date an event of Political Force Majeure occurs (including an event of Political Force Majeure which is subsisting on the Capacity Charge Commencement Date) each of the Processors shall pay, on the date stipulated in Clause 5.9 (Cashflow Shortfall Make Up Advance) to ASM (with respect to each Capacity Charge Calculation Period during which such event of Political Force Majeure exists), with effect from the date that the Capacity Charge is adjusted pursuant to Clause 5.4 (Force Majeure Adjustment) and until such time as is provided under paragraph (b) below (if applicable), by way of a Cashflow Shortfall Make Up Advance (and not by way of payment of Capacity Charge) its Applicable Proportion of an amount equal to the difference between:

(i)	the total amount of Capacity Charge which would have been payable by the Processors to ASM during the relevant Capacity Charge Calculation Period but for such event of Political Force Majeure; and

(ii)	the portion (if any) of Capacity Charge paid or payable during such Capacity Charge Calculation Period pursuant to Clause 5.4 (Force Majeure Adjustment).

(b)	If such event of Political Force Majeure occurs after the Operational Acceptance Date and:

(i)	it was not subsisting on the Operational Acceptance Date;

(ii)	continues to affect production at the ASM Plant throughout the PFM Observation Period and is not remedied or has not ceased to affect production at the ASM Plant at the end of the PFM Observation Period; and

(iii)	results in a reduction in the total volume of Product which the ASM Plant was, by reference to the relevant Quarterly Programme, intended and capable (but for such event of Political Force Majeure) to produce, treat and/or process for delivery to the Processors by an amount equal to or greater than the PFM Production Threshold, then:

(A)	for so long as the total volume of Product which the ASM Plant was, by reference to the relevant Quarterly Programme, intended and capable (but for such event of Political Force Majeure) to produce, treat and/or process for delivery to the Processors is reduced by an amount equal to or greater than the PFM Production Threshold, each Processor shall only be obliged to pay that portion of the Capacity Charge which remains payable (as described in Clause 5.4 (Force Majeure Adjustment); and

(aa)	the obligation of each of the Processors to make a Cashflow Shortfall Make Up Advance to ASM pursuant to paragraph (a) above shall be suspended on and with effect from the last Day of the PFM Observation Period (save to the extent of any obligations accrued (pro rata on the basis of the number of Days elapsed) up to such last Day of the PFM Observation Period); and

(bb)	the Processors shall not be required to make any further Cashflow Shortfall Make Up Advance in respect thereof until the circumstances referred to in paragraph (c) apply; and

(B)	if such Political Force Majeure ceases to affect production by an amount equal to or greater than the PFM Production Threshold as determined under paragraph (c) below, the Capacity Charge payable by the Processors after that time, shall be determined (unless the provisions of Clause 1.2(d) (Interpretation) apply) by reference to:

(aa)	the amount payable in Baht in payment of scheduled loan repayments of Finance Principal to the Commercial Lenders in accordance with the Amortisation Schedule (but not on an accelerated basis);

(bb)	the amounts of the periodic payments scheduled to fall due and payable under each Hedging Agreement to be applied in making payments of interest (and in the case of payments of Finance Principal under the Loan Facilities made available by [***], Finance Principal) in accordance with the Amortisation Schedules (but not on an accelerated basis) in respect of the Loan Facilities; and

(cc)

save to the extent of default interest accruing as a consequence of a failure by ASM to make a payment under a Loan Agreement on its due date in circumstances where an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold was subsisting at the time of such non payment, a component in respect of default interest and any other amounts (other than interest or Finance Principal referred to in paragraph (c) of the definition of Capacity Charge) payable by ASM to the Lenders, and shall not be increased, for example, to the extent that any sum owing by ASM during the continuance of the event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold is not paid but such sum (together with default interest thereon) remains owing by ASM as at a Repayment Date falling after such Political Force Majeure has ceased to apply.

For the purposes of paragraph (b)(i), an event of Political Force Majeure will be deemed not to be subsisting on the Operational Acceptance Date only if (i) ASM issues a certificate on the Operational Acceptance Date to the Offshore Security Trustee and the Processors confirming that (A) no event of Political Force Majeure is subsisting on the Operational Acceptance Date which affects the ASM Plant; and (B) there is no event, act, fact or circumstance (or combination of the foregoing) subsisting on the Operational Acceptance Date which is reasonably likely to affect the ASM Plant so as to constitute an event of Political Force Majeure and (ii) the Offshore Security Trustee agrees (following good faith consultation for no more than 30 Business Days (or such other period as agreed) between the Offshore Security Trustee, the Lenders and ASM) to the issuance of such certificate and accepts its contents.

(c)	If an event of Political Force Majeure referred to in paragraph (b) above ceases to result in a reduction in the total volume of Product which the ASM Plant was intended and capable (but for the event of Political Force Majeure) to produce, treat and/or process for delivery to the Processors by an amount equal to or greater than the PFM Production Threshold when averaged over a continuous period of 30 Business Days then the obligation of each of the Processors to make a Cashflow Shortfall Make Up Advance to ASM pursuant to paragraph (a) above shall re-commence on and with effect from the first Day following such period.

(d)	If an event of Political Force Majeure ceases to affect production to the PFM Production Threshold or more as determined under paragraph (c) above, ASM shall notify the Processors of such fact, and the Processors shall pay on demand a Cashflow Shortfall Make Up Advance in respect of, all fees, expenses, interest and default interest which accrued under the Finance Documents but was not paid by ASM during the period for which the event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold subsisted and ending on the date that such Political Force Majeure ceased to affect production at the ASM Plant as determined under paragraph (c) above.

(e)	Without prejudice to paragraph (b) above, for the purposes of calculating the Cashflow Shortfall Make Up Advance payable by the Processors pursuant to paragraph (a) for so long as an event of Political Force Majeure is subsisting (irrespective of whether it results in a reduction in the volume of Product to be produced treated and processed at the ASM Plant), the Capacity Charge which would have been payable by the Processors but for such Political Force Majeure, shall be determined in accordance with paragraph (b) (ii) (B) above.

5.7	PFM Debt Service Reserve Injections

(a)	If:

(i)	an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold has occurred; and

(ii)	such event of Political Force Majeure affecting production at the ASM Plant continues to exist or apply at the end of the PFM Observation Period,

ASM shall on one occasion only on the last Day of the PFM Observation Period in respect of such event of Political Force Majeure affecting production at the ASM Plant (or if ASM fails to do so, the Offshore Security Trustee may at any time on or after the last Day of the PFM Observation Period), issue a notice to each of the Processors requiring each Processor to pay immediately on receipt of such notice, by way of a Cashflow Shortfall Make Up Advance, to ASM (or if a notice has been issued by the Offshore Security Trustee requiring payment to it, to the Offshore Security Trustee’s account specified for this purpose), its Applicable Proportion of an amount equal to the Debt Service Reserve Requirements applicable on the last Day of the PFM Observation Period.

(b)	If:

(i)	an event of Political Force Majeure affecting production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold has occurred;

(ii)	such event of Political Force Majeure subsequently ceases to result in a reduction in the total volume of Product which the ASM Plant was intended and capable (but for such event of Political Force Majeure) to produce treat and/or process for delivery to Processors by an amount equal to or greater than the PFM Production Threshold when averaged over a continuous period of 30 operating Days; and

(iii)	the Debt Service Reserve Accounts are not funded in an amount equal to the relevant Debt Service Reserve Requirements applicable at the end of the 30 operating Day period referred to in paragraph (ii) above, then ASM shall (or if ASM fails to do so, the Offshore Security Trustee may), on the first Day following the date that the Lenders notify ASM that they have agreed to defer to the Final Maturity Date the payment of Finance Principal which fell due and payable (but which was not paid by ASM) during the period during which such event of Political Force Majeure affected production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold, issue a notice to each of the Processors requiring each Processor to pay immediately on receipt of such notice, by way of a Cashflow Shortfall Make Up Advance, its Applicable Proportion of amounts necessary to ensure that the Debt Service Reserve Accounts are funded in an amount equal to the Debt Service Reserve Requirements applicable at that time.

5.8	Final Maturity Date

(a)	In the case of the Capacity Charge Calculation Period ending on the Final Maturity Date in accordance with the Amortisation Schedule, the portion of the Capacity Charge payable by each Processor to ASM under this Agreement which is determined pursuant to paragraph (a) of the definition thereof shall be calculated (unless the provisions of Clause 1.2(d) (Interpretation) apply) by reference to the sum of:

(i)	the following:

(A)	the amount paid in Baht in payment of scheduled loan repayments of Finance Principal to the Commercial Lenders in accordance with the Amortisation Schedule (but not on an accelerated basis);

(B)	the amount of the scheduled periodic payments payable under each Hedging Agreement for application in making payments of interest (and in the case of payments of Finance Principal under the Loan Facilities made available by [***], principal) in accordance with the Amortisation Schedule (but not on an accelerated basis) in respect of the Loan Facilities;

on (or in the case of a payment under a Hedging Agreement on or immediately prior to) the Repayment Date falling immediately prior to the commencement of such final Capacity Charge Calculation Period; plus

(ii)	any amounts described under paragraph (a) (ii) (C) of the definition of Capacity Charge scheduled to be payable on the Final Maturity Date.

(b)	In addition to the portion of the Capacity Charge payable by the Processors to ASM pursuant to paragraph (a), ASM shall apply the amount standing to the credit of the Debt Service Accrual Account, the Debt Service Reserve Account and the Distributions Account in or towards payment of all amounts which are due and payable under the Loan Facilities on the Final Maturity Date in accordance with the Amortisation Schedule (but not on an accelerated basis).

(c)	To the extent that the sum of:

(i)	the portion of the Capacity Charge payable by the Processors to ASM pursuant to paragraph (a); plus

(ii)	the amount standing to the credit of the Debt Service Accrual Account, the Debt Service Reserve Account and the Distributions Account,

is not sufficient to enable ASM to pay all amounts then outstanding under the Finance Documents on the Final Maturity Date (“FMD Shortfall Amount”), then:

(A)	unless an event of Political Force Majeure (which results in a reduction in the total volume of Product which the ASM Plant was, by reference to the relevant Quarterly Programme, intended and capable (but for such event of Political Force Majeure) to produce, treat and/or process for delivery to the Processors by an amount equal to or greater than the PFM Production Threshold) is subsisting on the Final Maturity Date, each Processor shall pay, by way of Cashflow Shortfall Make Up Advance, its Applicable Proportion of an amount equal to the FMD Shortfall Amount so as to enable ASM to pay all amounts outstanding under the Finance Documents on the Final Maturity Date in full on the Final Maturity Date; or

(B)	if there is an event of Political Force Majeure (which results in a reduction in the total volume of Product which the ASM Plant was, by reference to the relevant Quarterly Programme, intended and capable (but for such Political Force Majeure) to produce, treat and/or process for delivery to the Processors by an amount equal to or greater than the PFM Production Threshold) subsisting on the Final Maturity Date, then each Processor shall pay, by way of a Cashflow Shortfall Make Up Advance, its Applicable Proportion of all amounts outstanding under the Finance Documents within 30 operating Days after the date that such event of Political Force Majeure ceases to result in such reduction in the total volume of Product as determined in accordance with Clause 5.6(c) (Political Force Majeure).

5.9	Cashflow Shortfall Make Up Advance

(a)	A Cashflow Shortfall Make Up Advance payable by each Processor to ASM pursuant to Clause 5.5 (Non Political Force Majeure) to Clause 5.8 (Final Maturity Date) (other than in the case of the payment under Clause 5.8(c)(B)) shall be made no later than the Processor Payment Date falling immediately prior to the end of the Capacity Charge Calculation Period to which it relates.

(b)	The amount of any Cashflow Shortfall Make Up Advance shall constitute a debt owing by ASM to each Processor and interest shall accrue on such sum at a rate which is [***] than the interest rate applicable from time to time under the Commercial Loan Agreement for consecutive interest periods corresponding with the interest periods under the Commercial Loan Agreement. Each Cashflow Shortfall Make Up Advance together with interest thereon shall be paid and repaid to each Processor as soon as possible after it has been advanced to the extent that ASM is permitted to make such payment under the terms of the Financing Documents.

(c)

The Processors and ASM acknowledge that (i) repayment of any Cashflow Shortfall Make Up Advance and payment of interest thereon will be subordinated to rights and claims of the Lenders against ASM in respect of the Loan Facilities, and (ii) the ability to make the payment will be subject to restrictions set out in the Finance Documents provided that (notwithstanding such subordination or restrictions on the ability to make payments in respect of such Cashflow Shortfall Make Up Advance) ASM will, in accordance with the Subordination Deed and Accounts Agreement, immediately upon receipt apply (A) any insurance proceeds received by it in respect of loss of revenue suffered by ASM and in respect of which a Cashflow Shortfall Make Up Advance has been made and (B) save in the case of a Total Loss Event, any insurance proceeds in respect of loss or damage to the ASM Plant or any part thereof (unless such insurance proceeds are applied in repair or reinstatement of the ASM Plant or part thereof), in repayment of any Cashflow Shortfall Make Up Advance together with accrued interest thereon that was used for the reinstatement or repair of such damage to the ASM Plant.

5.10	Breakage Gain Adjustment

If:

(a)	a Hedging Counterparty is a Commercial Lender;

(b)	ASM makes a Breakage Gain in respect of a Hedging Agreement; and

(c)	ASM offsets such Breakage Gain against amounts owing by ASM to the Commercial Lenders under the Commercial Loan Agreement,

then ASM shall calculate the Capacity Charge payable by the Processors from the first Processor Payment Date falling in the next Capacity Charge Calculation Period onward, by reference to the Amortisation Schedule (relating to the Commercial Loan Agreements and, following operation of the pro rata sharing provisions in the Common Terms Agreement, the [***] Loan Agreement) adjusted to take into account such set off as stipulated in the Finance Documents.

5.11	Obligation to pay Capacity Charge Unconditional

The Processors’ obligation to pay Capacity Charge and/or the Cashflow Shortfall Make Up Advance from the Capacity Charge Commencement Date until the Expiry Date shall (subject only to the terms of this Agreement (including Clause 5.1 (Processors to pay Capacity Charge) to Clause 5.9 (Cashflow Shortfall Make Up Advance) (inclusive)) be absolute and unconditional and shall in no way be released, discharged or otherwise reduced for any reason (including by way of set off), including:

(a)	failure by the EPC Contractor to build the ASM Plant such that ASM is able to operate the ASM Plant so as to produce the total volumes of Product required;

(b)	any failure by ASM to achieve Operational Acceptance or to produce any Product;

(c)	any defect in the processing technology supplied under the Technology Licence Agreements so that ASM cannot produce Product in accordance with the Annual Programme (as adjusted by the Quarterly Programme);

(d)	the condition, design, operation, quality or fitness for use of the Project or any portion thereof, or any defect relating thereto;

(e)	any prohibition, restriction, limitation, prevention, interruption or curtailment of or interference with any use of the Project or any portion thereof;

(f)	any defect in title to the Project or any portion thereof;

(g)	any invalidity or unenforceability of this Agreement, or any lack of right, power, or authority of any Party to enter into this Agreement;

(h)	any cause which, but for this provision, would or might have the effect of terminating, frustrating or in any way affecting any obligation of a Processor under this Agreement, it being the declared intention of the Parties that the provisions of this clause and the obligations of the Processors to pay Capacity Charge and any Cashflow Shortfall Make Up Advance shall survive any frustration;

(i)	any other occurrence whatsoever, whether similar or dissimilar to the above matters, whether or not the Processor shall have knowledge or notice of the above matters;

(j)	any proceedings to wind up, dissolve, rehabilitate or reorganise ASM have been commenced;

(k)	in relation to the Processors’ obligation to pay any Cashflow Shortfall Make Up Advance, any Non-Political Force Majeure; and

(l)	any interruption of supply of base materials used as feedstock in the production of Product at the ASM Plant.

5.12	Direct Payment

(a)	Subject to paragraph (b) if ASM becomes subject to insolvency proceedings and the Off-shore Security Trustee gives each Processor a notice requiring each Processor to make the payments referred to in this paragraph (a) directly to the Offshore Security Trustee, each Processor shall pay the equivalent of that portion of the amount payable by it by way of Capacity Charge pursuant to this Agreement which is calculated pursuant to paragraph (a) of the definition thereof and Cashflow Shortfall Make Up Advance referred to in Clauses 5.6, 5.7, 5.8 and 5.9, directly to the Offshore Security Trustee (for itself and the Lenders) to such bank account of the Offshore Security Trustee as is specified to each Processor for this purpose.

(b)	ASM confirms that the obligation for the Processors to make the payments referred to in paragraph (a) shall not:

(i)	increase the amount which would have been payable by each Processor under this Agreement but for the occurrence of insolvency proceedings in respect of ASM; or

(ii)	require a Processor to make any payment to ASM (or any liquidator or other insolvency proceedings officer thereof) to the extent that a payment has been made to the Offshore Security Trustee (it being agreed that if a notice requiring each Processor to make payment to the Offshore Security Trustee is issued pursuant to this provision with effect from the date of such notice, each Processor’s obligation to make payment of an equivalent amount of Capacity Charge and Cashflow Shortfall Make Up Advance referred to in Clauses 5.6, 5.7, 5.8 and 5.9 to ASM shall cease and be terminated, and (if for any reason the termination of the obligation is not so effective) each Processor shall be deemed to have been released from such obligation, to the extent that payment is made to the Offshore Security Trustee).

(c)	Subject to paragraph (d), if ASM or the Offshore Security Trustee gives each Processor notice that the obligation expressed to be assumed by each Processor under this Agreement to pay that portion of the amount payable by it by way of Capacity Charge pursuant to this Agreement which is calculated pursuant to paragraph (a) of the definition thereof and Cashflow Shortfall Make Up Advance referred to in Clauses 5.6, 5.7, 5.8 and 5.9 have ceased to be legal, valid, binding or enforceable (“Illegality”), and if ASM or the Offshore Security Trustee gives each Processor a notice to do so, each Processor shall pay the equivalent of that portion of the amount payable by it by way of Capacity Charge pursuant to this Agreement which is calculated pursuant to paragraph (a) of the definition thereof and Cashflow Shortfall Make Up Advance referred to in Clauses 5.6, 5.7, 5.8 and 5.9 directly to the Offshore Security Trustee (for itself and the Lenders) to such bank account of the Offshore Security Trustee as is specified to each Processor for this purpose.

(d)	ASM confirms that the obligation for the Processors to make the payments referred to in paragraph (c) shall not:

(i)	increase the amount which would have been payable by each Processor under this Agreement but for such Illegality; or

(ii)	require each Processor to make any payment to ASM (or any liquidator or other insolvency proceedings officer thereof) to the extent that such payment has been made to the Offshore Security Trustee (it being agreed that if a notice requiring each Processor to make payment to the Offshore Security Trustee is issued pursuant to this provision with effect from the date of such notice, each Processor’s obligation to make payment of an equivalent amount of Capacity Charge and Cashflow Shortfall Make Up Advance referred to in Clauses 5.6, 5.7, 5.8 and 5.9 to ASM shall cease and be terminated, and (if for any reason the termination of the obligation is not so effective) each Processor shall be deemed to have been released from such obligation, to the extent that payment is made to the Offshore Security Trustee).

5.13	Mitigation of Invalidity

If ASM or the Lenders provide a notice to each of the Processors that, by virtue of any change in applicable law or regulation, the obligations expressed to be assumed by each Processor under this Agreement have ceased to be legal, valid, binding or enforceable such that each Processor is unable or no longer required to perform its material obligations under this Agreement, each Processor shall take all necessary steps to avoid or cure the effects of the circumstances which have led to the relevant obligations of each Processor ceasing to be legal, valid, binding or enforceable in a manner to achieve the same commercial effect intended by the Parties under this Agreement; provided however that neither Processor will be obliged to take such action if to do so would involve it in any unlawful activity or any activity that is contrary to any official directive, concession, guideline, request or requirement of any competent authority.

6.	PRODUCT

6.1	Production of Product

From the Product Price Commencement Date until the Expiry Date, ASM will use reasonable endeavours to produce Product each year in accordance with the Annual Programme (as described in Clause 9 (Programming of Deliveries) and as adjusted by the Quarterly Programme).

6.2	Purchase of Product

From the Product Price Commencement Date until the Expiry Date, each of the Processors will have the right to purchase [***] of the total volume of Products produced by the ASM Plant during each Fiscal Year.

6.3	Product Price

(a)	Each Processor shall pay to ASM its Applicable Proportion of the Product Price in respect of the Month during which such Product was delivered to such Processor.

(b)	The Product Price payable by each Processor in a Month shall be determined by ASM in accordance with the invoicing and payment procedures described in Clause 10 (Budgeting, Invoicing and Adjustments).

6.4	Delivery of Product

From the Product Price Commencement Date and until the Expiry Date, ASM will sell, transport and deliver to the relevant Processor at its ASM Delivery Point, and the relevant Processor will take at that ASM Delivery Point, all Product delivered to the relevant Processor in accordance with the Annual Programme (as amended by the applicable Quarterly Programme).

6.5	Transfer of Title and Risk

Transfer of title and risk in Product shall pass to the relevant Processor at the ASM Delivery Point applicable to that Processor.

6.6	Quality of Product

(a)	ASM will ensure that each Product to be delivered to the Processors shall meet the specifications set out in Schedule 1 for that particular Product.

(b)	If any Product does not satisfy such quality requirements (as determined under the procedures set out in Clause 12 (Metering and Quality Analysis)):

(i)	the relevant Processor shall provide ASM with details of the way in which the Product fails to meet the specifications set out in Schedule 1;

(ii)	if reasonably requested by ASM to do so, the relevant Processor will in good faith consider whether it is able to take such Products, despite the defect in quality requirements in which case it will pay the full Product Price payable in respect of such Product;

(iii)	notwithstanding sub-paragraph (ii) above, the relevant Processor shall not be obliged to take delivery of the relevant Product and may reject such Product in which case ASM will have responsibility for disposal or further treatment of that substandard Product; and

(iv)	no liquidated damages, compensation or any other amounts shall be payable by ASM to the relevant Processor in respect of such quantities of Product so rejected or for any defects in Products accepted but later found defective.

6.7	Force Majeure Adjustment

(a)	Where an event of Force Majeure results in a reduction in the total volume of Product which the ASM Plant is able to produce, treat and/or process:

(i)	the Processors will only be required to pay the Product Price in relation to Products actually delivered to them;

(ii)	as contemplated by Clause 9 (Programming of Deliveries), the Annual Programme (as amended by the applicable Quarterly Programme) will be adjusted to take into account such reduction in the total volume of Product which ASM is able to produce, treat and/or process during such period of Force Majeure and thereafter; and

(iii)	after such Force Majeure event ceases to subsist, ASM will be under no obligation to produce Products in volumes greater than that set out in the Annual Programme (as amended by the applicable Quarterly Programme) (by way of make-up amounts or otherwise) in respect of the period following the cessation of the relevant event of Force Majeure.

(b)	For the avoidance of doubt, subject to the terms of this Agreement, if for any reason a Finishing Plant is not able to process Product, the Processor which owns that Finishing Plant will be obliged to:

(i)	take delivery of the relevant Product at a delivery point other than the ASM Delivery Point and pay the Product Price payable in respect of such Product; or

(ii)	if it is unable to take delivery of the relevant Product at an alternative delivery point, pay to ASM liquidated damages as determined in Clause 6.8 (Failure to Purchase - Liquidated Damages) below.

6.8	Failure to Purchase - Liquidated Damages

(a)	Unless attributable to Force Majeure affecting the ASM Plant or Product not satisfying the relevant quality requirements as set out in this Agreement, if a Processor elects not to (or does not) take or cancels an order for Product which is produced and offered to it in accordance with the relevant Quarterly Programme (a “defaulting Processor”), that defaulting Processor shall be liable to pay, by way of liquidated damages, to ASM an amount equal to its Applicable Proportion of the Product Price which would have been payable by the Processor to ASM in respect of a particular Month had that Product been delivered by ASM to, and taken by, such defaulting Processor.

(b)	If, in the circumstances described in paragraph (a) above, the other Processor (a “non-defaulting Processor”) elects to take the Product instead of the defaulting Processor then:

(i)	that non-defaulting Processor will pay the proportion of the Product Price which is attributable to the Product so taken by such non-defaulting Processor; and

(ii)	the liquidated damages payable by the defaulting Processor will be reduced by the extent to which that portion of the Product is so taken and paid for by the non-defaulting Processor.

(c)	If a defaulting Processor pays liquidated damages to ASM in respect of Product pursuant to paragraph (a) above then, to the extent that ASM sells such Product in circumstances other than those contemplated in paragraph (b) above, that defaulting Processor shall be entitled to receive an amount in cash equal to the proceeds of sale received by ASM for the sale of such Product to a third party (net of any costs associated with such sale promptly after ASM has received such proceeds).

7.	[***] PRODUCT

7.1	Production of [***] Products

ASM acknowledges and agrees with the Processors that ASM will provide the Raw Materials and Process Hydrochloric Acid to [***] to be used in the production of [***] Products in accordance with the [***] Agreements.

7.2	Purchase of [***] Products

(a)	The Parties acknowledge and agree that the following procedure will apply in relation to the purchase of [***] Products:

(i)	prior to the commencement of each Fiscal Year, the Processors and ASM will agree on the volumes of [***] Products which ASM is to purchase in that Fiscal Year (in accordance with the programming procedure set out in Clause 9.1 (Annual Programme));

(ii)	the Processors will use reasonable endeavours to request ASM to purchase [***] Products on their behalf in volumes such that ASM is not obliged to pay any amount by way of compensation to [***] (under the [***] Agreements) for failing to take the required minimum volumes of [***] Products under the [***] Agreements; and

(iii)	ASM will purchase [***] Products from [***], on behalf of the Processors, in the volumes agreed in accordance with the Annual Programme (and as amended by the Quarterly Programme).

(b)	The SE Processor will have the right (but not the obligation) to purchase from ASM all Regular Volume Grade Silica and a portion of Low Volume Grade Silica produced by [***] so that the total volume of [***] Products purchased by it are equal to [***] of the total volume of the [***] Products produced each Fiscal Year.

(c)	The GETOS Processor will have the right (but not the obligation) to purchase from ASM a portion of the Low Volume Grade Silica produced by [***] so that the total [***] Products purchased by it are equal to [***] of the total volume of the [***] Products produced each Fiscal Year.

(d)	The nature and quantity of the [***] Products to be delivered to each Processor each Month will be determined in accordance with the Annual Programme (as amended by the applicable Quarterly Programme) and communicated to [***] by ASM.

7.3	[***] Product Price

(a)	Each Processor shall pay to ASM the [***] Product Price in respect of the [***] Products delivered to that Processor during the previous Month.

(b)	The [***] Product Price payable by each Processor in a Month shall be determined by ASM in accordance with the invoicing and payment procedures described in Clause 10 (Budgeting, Invoicing and Adjustments).

7.4	Delivery of [***] Product

ASM will procure, pursuant to the [***] Agreements, that [***] will in accordance with the Annual Programme (as amended by the applicable Quarterly Programme) deliver the [***] Products directly to the relevant Processor’s [***] Delivery Point, and the relevant Processor will take delivery at that [***] Delivery Point of all [***] Product offered to it.

7.5	Transfer of Title and Risk

Transfer of title and risk in the relevant [***] Products shall pass to the relevant Processor at the relevant Processor’s [***] Delivery Point.

7.6	Quality of [***] Products

(a)	ASM agrees to exercise its rights under the [***] Agreements to require that all [***] Products meet the quality requirements set out in the [***] Agreements in accordance with the instructions of the Processor to whom such [***] Product is intended to be delivered.

(b)	Where a Processor determines that any [***] Products do not meet the quality requirements set out in the [***] Agreements then:

(i)	that Processor will notify ASM of the relevant quality deficiency;

(ii)	ASM will notify [***] of the quality deficiency in the relevant [***] Products;

(iii)	the relevant Processor will return such quantity of [***] Products to [***] as are found to be of deficient quality;

(iv)	ASM agrees to require, in accordance with the [***] Agreements, that:

(A)	[***] cures such quality deficiency and provides the cured [***] Products to the Processor in the same quantities of [***] Products as those returned to [***] by that Processor; or

(B)	[***] supplies a quantity of [***] Products of the required quality to the relevant Processor which corresponds to the quantity of quality deficient [***] Products returned to [***] by that Processor;

(v)	if a Processor does not notify ASM of a quality deficiency within 14 Days of delivery of the relevant [***] Products, ASM shall be entitled to assume that no quality deficiency exists in respect of such [***] Products and the Processors shall have no right to the procedure described in Clauses 7.6(b)(i) to (iv) above; and

(vi)	each Processor shall indemnify ASM against any costs, losses or liabilities incurred by ASM in acting in accordance with the instruction of that Processor in rejecting [***] Products pursuant to this paragraph (b).

(c)	ASM shall have no liability to a Processor if:

(i)	ASM acts in accordance with instructions of the relevant Processor pursuant to paragraph (b); and

(ii)	any [***] Product is not of the required quality stipulated in the [***] Agreements.

7.7	Liquidated Damages

Subject to Clause 7.6 (Quality of [***] Products), if a Processor does not purchase [***] Product in accordance with Clause 7.2 (Purchase of [***] Products), it will pay ASM, by way of liquidated damages, an amount equal to the amount which is payable by ASM to [***] for failing to purchase such [***] Products under the [***] Agreements.

7.8	[***] Indemnities

Subject to Clause 7.7 (Liquidated Damages), each of the Processors agree to severally reimburse and indemnify ASM, in the proportions of [***], for all losses, liabilities or damages incurred or suffered by ASM (including in respect of any amounts payable by ASM to [***] by way of damages, indemnity or otherwise) in connection with the [***] Agreements and not otherwise recovered or capable of being recovered through insurances taken out by ASM in accordance with the Finance Documents.

8.	ASM AND PROCESSORS’ FACILITIES

8.1	Construction of ASM’s Facilities - production of Products

ASM shall at its cost and, save to the extent contemplated by this Agreement, at no cost to the Processors:

(a)	use its reasonable endeavours to construct, commission and commence operation of, no later than the IDC End Date; and

(b)	arrange for use throughout the term of this Agreement,

safe and reliable facilities for the production, storage and delivery of Products to each Processor, provided that no claims for damages or otherwise may be brought by a Processor against ASM for failing to do so and failure to do so shall not constitute a breach or default by ASM of its obligations under this Agreement.

8.2	Construction of ASM’s Facilities - production of [***] Products

ASM shall at its cost and, save to the extent contemplated by this Agreement, at no cost to the Processors:

(a)	use its reasonable endeavours to construct, no later than the IDC End Date; and

(b)	arrange for use throughout the term of this Agreement of, the following facilities in accordance with the [***] Agreements:

(i)	all tanks required for the storage of Raw Materials and Process Hydrochloric Acid at the ASM Plant;

(ii)	a suitable pipeline to enable the delivery of hydrogen to the [***] Plant from the ASM Plant;

(iii)	a circuit breaker, meter, and cable to enable delivery of electric energy to the [***] Plant;

(iv)	facilities and equipment necessary to treat and process waste water; and

(v)	all other associated infrastructure it is required to provide under the [***] Agreements,

provided that no claims for damages or otherwise may be brought by a Processor against ASM for failing to do so and failure to do so shall not constitute a breach or default by ASM of its obligations under this Agreement.

8.3	Construction of Processors’ Facilities

Each Processor shall, at no cost to ASM, use its reasonable endeavours to construct, commission and commence operation no later than the IDC End Date, of safe and reliable facilities as necessary for the unloading of Product at the Finishing Plant to be constructed by that Processor, provided that no claims for damages or otherwise may be brought by ASM against a Processor for failing to do so and failure to do so shall not constitute a breach or default by the Processor of its obligations under this Agreement.

8.4	Commissioning and Testing

(a)	Each Processor will co-operate in good faith with ASM in the testing and commissioning of the ASM Plant and ASM will co-operate in good faith with each Processor in the testing and commissioning of each Finishing Plant.

(b)	The Co-ordination Committee shall meet from time to time (as the circumstances require) to discuss in good faith the resolution of any issues relating to the interfacing of the ASM Plant to the relevant Finishing Plant and/or the [***] Plant.

(c)	The Parties agree to notify one another of any circumstances which arise which lead or may lead to a delay in construction of their respective facilities.

9.	PROGRAMMING OF DELIVERIES

9.1	Annual Programme

ASM and the Processors agree that the programming procedure will be as follows:

(a)	No later than 120 Days prior to the first Day of each Fiscal Year, ASM shall advise the Processors as to the planned aggregate production volume of:

(i)	Products to be produced by ASM and delivered to the Processors; and

(ii)	[***] Products to be produced by [***] and delivered to ASM pursuant to the [***] Agreements,

assuming operation of the Project on a full capacity basis as contemplated in Schedule 3 (but allowing for two weeks of Planned Maintenance of the ASM Plant).

(b)	No later than 90 Days prior to the first Day of each Fiscal Year, the Processors shall submit to ASM:

(i)	the total quantity of Product mixtures which they desire ASM to produce and deliver to them; and

(ii)	the total quantity of [***] Product mixtures which they desire ASM to procure are produced and delivered to them by [***] under the [***] Agreements.

In respect of Products to be produced in a Fiscal Year, either of the Processors may elect to increase the volumes of the following silanes produced by the ASM Plant by the following percentages up to [***].

(c)	No later than 60 Days prior to the first Day of each Fiscal Year, representative(s) of ASM and the Processors shall meet and agree upon the mixture of Products to be produced by ASM on a basis that will enable ASM to operate the process of producing Products on a planned full capacity basis during such Fiscal Year.

9.2	Quarterly Programme

(a)	The Product mixture (and arrangements for the offtake of [***] Products) set forth in the Annual Programme described above may be changed with the agreement of ASM and the Processors no later than 30 operating Days prior to any Quarter of each Fiscal Year. Each such adjusted programme will be known as the Quarterly Programme.

(b)	The Product mixture set forth in the Annual Programme (as amended by the applicable Quarterly Programme) described above shall be adjusted to take into account any reduction in the total volume of Product which ASM is able to produce, treat and/or process as a result of an event of Force Majeure occurring.

9.3	Periodic offtake of Product

(a)	The Processors and ASM agree that the offtake of Product will, to the extent practicable, be equally distributed over each Fiscal Year.

(b)	The Processors agree to use reasonable endeavours, in each Month to take delivery of:

(i)	[***]of the total volume of Products scheduled to be produced by ASM in such Fiscal Year (as adjusted by ASM from time to time) plus or minus [***]; or

(ii)	[***] of the total volume of Products scheduled to be produced by ASM in such Fiscal Year (as adjusted by ASM from time to time) plus or minus [***] for each Month in which Planned Maintenance takes place).

(c)	The Processors agree to use reasonable endeavours, during each Quarter of any Fiscal Year to take delivery of:

(i)	[***] of the total volume of Products scheduled to be produced by ASM in such Fiscal Year (as adjusted by ASM from time to time) plus or minus [***]; or

(ii)	[***] of the total volume of Products scheduled to be produced by ASM in such Fiscal Year (as adjusted by ASM from time to time) plus or minus [***] for the Quarter which includes the Month in which Planned Maintenance takes place).

(d)	The percentages specified in this Clause 9.3 (Periodic Offtake of Product) shall be adjusted appropriately if:

(i)	the Product mix is changed following agreement between ASM and the Processors; or

(ii)	production of Product differs from the level of production envisaged by the Annual Programme (including as a consequence of an event of Force Majeure).

9.4	Swaps of Product

(a)	The Processors may enter into any swap or other transactions amongst themselves in relation to Products to which they may independently agree from time to time.

(b)	Where relevant, the Processors will notify ASM of the details of such swap or other transaction including any change in location for delivery of the relevant Products.

10.	BUDGETING, INVOICING AND ADJUSTMENTS

10.1	Budgetary Price of Products

The procedure to be followed by ASM in relation to the budgetary price of Products will be as follows:

(a)	no later than 30 operating Days prior to the first Day of each Quarter, ASM will calculate a budgetary price for the Products to be produced by ASM (determined in accordance with Schedule 2 and as set out in the Quarterly Programme);

(b)	no later than 10 Days prior to the first Day of each Quarter, ASM shall provide to the Processors such budgetary price for the Products to be produced by ASM (determined in accordance with Schedule 2); and

(c)	ASM shall use such budgetary price throughout such Quarter for the purposes of determining the provisional Product Price (the “Provisional Product Price”) in accordance with Clause 10.2 (Provisional Product Price).

10.2	Provisional Product Price

(a)	ASM shall invoice separately each of the Processors on the seventh (7th) Day of each Month setting out in relation to each Processor the Provisional Product Price payable for the Product taken by that Processor during the previous Month.

(b)	ASM will calculate the Provisional Product Price payable by each Processor each Month by:

(i)	multiplying the budgetary price (determined by ASM to be applicable in respect of that Quarter) for each particular Product by the volume of each particular Product taken by the relevant Processor in that Month; and

(ii)	adding together the apportioned budgetary prices of production in respect of all Products taken by the relevant Processor in that Month; and

(iii)	adding or deducting from such amount, the reconciliation amount determined by ASM under Clause 10.3 (Final Product Price).

(c)	The Processors shall pay the Provisional Product Price stipulated in the invoice in respect of Products delivered to such Processor to ASM no later than the Processor Payment Date during such Month.

10.3	Final Product Price

(a)	No later than the last Day of the Month falling after the end of each Quarter, ASM shall establish the final price for Product (the “Final Product Price”) delivered by ASM to the Processors during each Month during the relevant Quarter.

(b)	ASM shall calculate the Final Product Price for Product delivered by it to each Processor each Month during the relevant Quarter by:

(i)	determining the final cost of production of each particular Product in accordance with Schedule 2;

(ii)	apportioning such cost by reference to the volume of that Product taken by the relevant Processor; and

(iii)	adding together the apportioned final costs of production in respect of all Products taken by the relevant Processor in the relevant Quarter.

(c)	On the same Day that ASM determines the Final Product Price, ASM shall make any necessary reconciliation based upon the difference (if any) between the aggregate Provisional Product Price (invoiced by ASM and paid by the Processors during the relevant Quarter in accordance with the procedure mentioned in Clause 10.2 (Provisional Product Price)) and the aggregate Final Product Price determined pursuant to paragraph (b) in respect of the Products produced by ASM and delivered to each Processor during the relevant Quarter.

(d)	ASM will provide each Processor with a reconciliation statement setting out the amount of the over or under payment (as the case may be) of Product Price for Products delivered in the relevant Quarter.

(e)	The reconciliation adjustment shall be made by ASM adding to or deducting from the next invoice of Provisional Product Price (following the relevant reconciliation), the amount of such over or under payment (as the case may be).

(f)	Notwithstanding paragraph (c) above, the Processors acknowledge and agree that ASM may at any time during a Quarter make a reconciliation in respect of a Month based on the difference (if any) between the Provisional Product Price payable in respect of that Month and the Final Product Price in respect of that Month, by adding to or deducting from the next invoice of Provisional Product Price, the amount of such over or under payment (as the case may be).

10.4	[***] Invoices to Processors

(a)	ASM shall promptly upon receipt of each invoice from [***] in relation to producing and delivering the [***] Product to the Processors (and in any event within two (2) Business Days of the invoice being received by ASM):

(i)	forward a copy of each such invoice issued by [***] to the relevant Processor; and

(ii)	issue a separate invoice to each of the Processors setting out the [***] Product Price payable for the [***] Product taken by that Processor during the previous Month.

(b)	ASM will calculate the [***] Product Price payable each Month by a Processor by:

(i)	determining the cost of production of each particular [***] Product (by reference to invoices rendered to ASM by [***]);

(ii)	apportioning such cost by reference to the volume of each particular [***] Product taken by the relevant Processor; and

(iii)	adding together the apportioned costs of production in respect of all [***] Products taken by the relevant Processor in that Month.

(c)	At the end of each Fiscal Year, ASM will distribute any net sums received from [***] under the [***] Agreements after making the necessary reconciliations to the Processors in such proportions as are agreed by ASM and each Processor by reference to the grades and volumes of [***] Product taken by the Processors during that Fiscal Year.

10.5	Payment of [***] Product Price by Processors

Payment for the [***] Products taken by the Processors shall be made to ASM no later than 2 Business Days before the date upon which payment is due by ASM to [***] pursuant to the [***] Agreements.

10.6	Currency of Payments

All payments under this Agreement shall be made in Baht and paid in immediately available funds into ASM’s Baht denominated onshore accounts details of which ASM will notify to the Processors from time to time.

10.7	Invoices Binding

All invoices prepared by ASM under this Agreement shall be conclusively binding on the Processors in the absence of manifest error.

10.8	Audit Rights of Processors

ASM will provide to the Processors, in a timely manner, all information reasonably required by the Processors in order for them to ensure that the calculation of amounts payable by them to ASM is accurate.

10.9	Default Rate

If amounts, whether in respect of payments of Capacity Charge, purchases of Product or [***] Products, payment of liquidated damages or otherwise due under this Agreement are not paid by the Processors when due, they will attract default interest at a fixed rate of [***]

11.	THE ASM PLANT

11.1	Access and Audit

The Processors and their representatives shall, at the Processors’ risk, have such reasonable access to the ASM Plant (including any meters) (at no charge to the Processors) at times to be agreed by the Parties, and as may be required for reasonable inspection and monitoring of operation and maintenance standards and practices, and in order to verify the occurrence of an event of Force Majeure, subject to the Processors not impeding the operation or management of the ASM Plant. The Processors shall also have the right to inspect any supporting documentation relating to an invoiced amount, the amount of feedstock consumed by the ASM Plant, and a claim for Force Majeure.

11.2	Representatives

The Processors may each employ one or more commercial representatives, whose name or names shall have been notified to ASM, to act on their behalf under this Agreement. A commercial representative, once notified to ASM, shall have full authority during the currency of its appointment to act on behalf of the relevant Processor under this Agreement, except in relation to matters which the relevant Processor may from time to time by written notice to ASM reserve to itself. ASM shall make available at the ASM Plant any reasonable temporary office facilities and office equipment reasonably required by the commercial representative at no cost to the Processors.

12.	METERING AND QUALITY ANALYSIS

12.1	Metering Arrangements

(a)	Products (other than Cyclic trimer (D3)) passing through the relevant ASM Delivery Points shall be metered in accordance with the arrangements set out below.

(b)	Cyclic trimer (D3) will be placed in transportation drums at the ASM Plant and weighed by ASM before being delivered to the Sponsors and Clause 12.2(c) (Measuring Equipment) shall apply in respect of the relevant measuring equipment used.

(c)	[***] Products shall be metered in accordance with the arrangements set out in the [***] Agreements.

12.2	Responsibility for Metering

Responsibility for metering shall be as follows:

(a)	ASM Meters

ASM shall up until the Expiry Date procure the maintenance, and replacement in the event of failure, of the ASM Meters and be responsible for (or arrange contracts for) ongoing maintenance and testing of the ASM Meters.

(b)	Other Meters

ASM shall be responsible for maintaining and replacing all meters at the ASM Plant (which do not relate to the metering of Products) including those related to utilities.

(c)	Measuring Equipment

ASM shall be responsible for maintaining and replacing all suitable measuring equipment which shall be installed as part of the plant control and instrumentation system to enable the ASM Plant to be operated safely, reliably and efficiently and to track and report on those matters on which the Processors may reasonably ask ASM to report under this Agreement acting as a Reasonable and Prudent Operator, and be responsible for (or arrange contracts for) appropriate ongoing maintenance and calibration.

12.3	Testing

(a)	ASM shall use its reasonable endeavours to arrange for the testing and calibration of its meters on installation and thereafter on a regularly scheduled basis, at least once every three (3) Months (in respect of the ASM Payment Meters) and each time Planned Maintenance takes place (in respect of the ASM Master Meter) or, more frequently if reasonably requested by the Processors to do so.

(b)	If at any time either Processor has reasonable grounds to suspect that any meter or measuring equipment is not within the accuracy standards established in the latest revision of the British Standards Institute or other relevant standard, the discrepancy or suspected discrepancy shall be reported to ASM in writing along with any evidence in support of such claim and ASM shall arrange for the testing of such meter and shall use its reasonable endeavours to arrange for testing in the case of meters owned by third parties.

(c)	If at any time, a Processor has reasonable grounds to suspect that any meter or measuring equipment used for metering of [***] Products under the [***] Agreements is not within the accuracy standards established by the British Standards Institute or other relevant standard;

(i)	that Processor shall report the discrepancy or suspected inaccuracy to ASM in writing along with any evidence in support of such claim; and

(ii)	ASM shall arrange with [***] (in accordance with the [***] Agreements) for the testing and, if necessary, correction of such meters.

12.4	Error Adjustment

If any of the installed meters or other measuring equipment fails to register or, upon test, is found not to be within the accuracy standards established in the latest revision of British Standards Institute or other relevant standard, then for the purposes of this Agreement a reasonable adjustment in accordance with generally accepted engineering practices shall be made correcting all measurements made during the actual period during which inaccurate measurements were made. If such period cannot be determined it shall be deemed to be such period (expiring at the point the inaccuracy was discovered) as shall be equal to one-half of the time from the date of the last previous test of such meter or measuring equipment, provided that the period covered by any such correction shall not exceed six (6) Months.

12.5	Witnessing of Tests

ASM shall permit (or, where relevant, use all reasonable endeavours to procure from [***] the right of) the Processors after due notice to be present during the testing of any meters. If following such notice the Processors or their appointed representatives fail to witness the tests, the results of the tests shall be given to the Processors or both as the case may require and shall, in the absence of manifest error, be accepted as binding.

12.6	Testing Costs

The costs of all testing pursuant to Clause 12.5 (Witnessing of Tests) shall be borne by ASM except in the case of testing carried out at the instigation of one Processor which if such testing reveals the relevant meters to be within the accuracy standards referred to in Clause 12.3 (Testing) above, such costs shall be borne by the Processor instigating the testing.

12.7	Sampling and analysis of Product Quality

(a)	ASM will at the request of the Processors invite the Processors’ representatives to the ASM Plant to analyse samples of Products to be delivered to the Processors to determine whether the Products meet the specifications set out in Schedule 1.

(b)	ASM will also allow the Processors’ representatives reasonable opportunity to be present for all operations and computations which it conducts in relation to quality analysis and to verify such operations and computation; however, the absence of the Processors’ representative after notification and opportunity to attend shall not prevent such operations from being performed.

(c)	The results of analysis of Product by a Party shall promptly be made available to the other Parties.

(d)	At the request of a Party, any sampling and analysis provided for above shall be witnessed and verified by an independent surveyor mutually agreed upon by ASM and the relevant Processor; however the absence of such independent surveyor after notification and opportunity to attend shall not prevent the relevant operations from being performed.

(e)	The results of such surveyor’s verifications shall be made available promptly to ASM or the relevant Processor (as the case may be).

(f)	All records of measurement and computation results shall be preserved and available to ASM or the relevant Processor (as the case may be) for at least three years after such measurement and computation have been completed.

13.	CO-ORDINATION COMMITTEE

13.1	Responsibilities and Membership of Committee

(a)	The Parties shall establish a co-ordination committee to:

(i)	coordinate the interfacing of the ASM Plant to the Finishing Plants and, if applicable, the [***] Plant; and

(ii)	co-ordinate ASM’s production of Products (and purchase of [***] Products) and their allocation to each Processor in accordance with the principles set out in Clause 9 (Programming of Deliveries).

(b)	The Co-ordination Committee shall consist of one member by each Party.

13.2	Proceedings of Co-ordination Committee

(a)	A quorum of the Co-ordination Committee shall be the member nominated by each Party. The member nominated by ASM shall serve as chairman of the Co-ordination Committee.

(b)	The chairman shall exercise good faith efforts to schedule the time and venue of all meetings of the Co-ordination Committee in consultation with and to accommodate the prior commitments of the members of the Co-ordination Committee.

13.3	Provisions of this Agreement to Prevail

(a)	For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is agreed that any dispute (or any agreed resolution to any dispute) or any unresolved issue arising or otherwise shall not, nor shall any decision of the Co-ordination Committee, affect or in any way prejudice the rights and obligations of the Parties under this Agreement or in any way amend or be capable of amending the terms of this Agreement.

(b)	In the event of any inconsistency between the terms of any decision taken by or agreed minute of the Co-ordination Committee and the terms of this Agreement, the provisions of this Agreement shall prevail.

14.	FORCE MAJEURE

14.1	Effect of Force Majeure

(a)	ASM shall be excused from the performance of its obligations under this Agreement (to the extent contemplated by this Agreement) if, as a consequence of a Force Majeure event, the ASM Plant is prevented from or unable to produce or process Product or the ability of the ASM Plant to produce or process Product is reduced.

(b)	If as a consequence of an event of Force Majeure, the ASM Plant is prevented from or unable to produce or process Product or the ability of the ASM Plant to produce or process Product is reduced, the amounts payable by the Processors under this Agreement shall be adjusted in the manner contemplated by Clause 5.4 (Force Majeure Adjustment) to Clause 5.8 (Final Maturity Date) (inclusive) of this Agreement.

14.2	Notification in respect of Force Majeure

If the ASM Plant is affected by Force Majeure, then ASM shall:

(a)	provide prompt notice to the Processors (with a copy to the Offshore Security Trustee) of the occurrence of the event or condition giving rise to Force Majeure giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder and its effect on the ASM Plant (together with all evidence reasonably required from time to time to support the existence of an event of Force Majeure and to establish the effect on the ASM Plant including details of how production has or will be affected by such event or condition);

(b)	provide regular notices to the Processors (with a copy to the Offshore Security Trustee) with respect to its actions and plans for actions in accordance with Clause 14.3 (Obligation to Diligently Cure Force Majeure) and prompt notice to the Processors (with a copy to the Offshore Security Trustee) of the cessation of such Force Majeure; and

(c)	provide prompt notice to the Processors (with a copy to the Offshore Security Trustee) of the cessation of the Force Majeure including details of all evidence that may reasonably be required to establish the relevant effect on production contemplated by Clause 5.6(c).

14.3	Obligation Diligently to Cure Force Majeure

In addition to the giving of notices to the Processors and the Offshore Security Trustee, ASM and the Processors shall:

(a)	use reasonable endeavours to correct, cure or mitigate the effect of the event or circumstance giving rise to the event of Force Majeure (to the extent that it is able to do so); and

(b)	from time to time update the Processors and the Offshore Security Trustee of the steps being taken by it pursuant to paragraph (a).

14.4	Effect of Force Majeure on Processors

For so long as and to the extent that ASM is excused from performing its obligations under this Agreement, then the Processors shall also be excused (other than to the extent to which the Processors are required to make a payment under Clause 5 (Capacity Charge) or otherwise) from performing all those obligations that correspond to the obligations which ASM has been excused from performing pursuant to this Clause 14 (Force Majeure).

15.	REPRESENTATIONS AND WARRANTIES

15.1	ASM’s Representations and Warranties

ASM represents and warrants to the Processors that, as at the date of this Agreement:

(a)	it has title to all Product delivered to the Processors and that such Product (when received at the relevant ASM Delivery Point) will be free of all liens, charges, and adverse claims;

(b)	all Product delivered to the Processors under this Agreement shall conform with the specifications set out in Schedule 1;

(c)	it has full corporate power and authority to enter into and to exercise its rights and perform its obligations under this Agreement;

(d)	the obligations expressed to be assumed by it under this Agreement are legal and valid obligations binding on it; and

(e)	in connection with the negotiation and execution of this Agreement:

(i)	it is acting as a principal (and not as an agent or in any other capacity, fiduciary or otherwise);

(ii)	it has made its own independent decisions regarding the entering into of this Agreement based upon its own judgement and upon the advice from such professional advisors as it has deemed necessary to consult; and

(iii)	all of its decisions regarding this Agreement have been the result of arm’s length negotiations between the Parties.

15.2	Processors’ Representations and Warranties

Each Processor represents and warrants to ASM that, as at the date of this Agreement:

(a)	it has full corporate power and authority to enter into and to exercise its rights and perform its obligations under this Agreement;

(b)	the obligations expressed to be assumed by it under this Agreement are legal and valid obligations binding on it; and

(c)	in connection with the negotiation and execution of this Agreement:

(i)	it is acting as a principal (and not as an agent or in any other capacity, fiduciary or otherwise);

(ii)	it has made its own independent decisions regarding the entering into of this Agreement based upon its own judgement and upon the advice from such professional advisors as it has deemed necessary to consult; and

(iii)	all of its decisions regarding this Agreement have been the result of arm’s length negotiations between the Parties.

16.	VAT

All sums referable to a supply or expressed to be payable under this Agreement are exclusive of any applicable Value Added Tax and the Parties agree that an amount equal to any applicable VAT chargeable in respect of supplies made under this Agreement shall be payable in addition to those sums against receipt of a proper VAT invoice in respect of the relevant supply. To the extent that any amount payable under this Agreement is subsequently increased, VAT shall (if applicable) be paid on the increased amount. To the extent any payment made under this Agreement is subsequently reduced, the payee shall make the relevant VAT refund or provide the relevant VAT credit (if applicable).

17.	TAXES

17.1	Withholdings

All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax, unless that deduction or withholding is required by any applicable law, modified by the practice of any relevant governmental revenue authority then in effect. If a Party is so required to deduct or withhold then that Party will:

(a)	promptly notify the other Party (the “Payee”) of that requirement;

(b)	pay the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the Payee;

(c)	promptly forward to the Payee an official receipt (or certified copy) or other documentation reasonably acceptable to the Payee evidencing such payment to such authorities; and

(d)	pay such additional sum as is necessary to ensure that the Payee receives the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

17.2	Tax Credits

In the event that a Party (the “Taxed Party”) is required to make such a deduction or withholding as is mentioned in Clause 17.1 (Withholdings) then, if the Taxed Party has fulfilled its obligations in accordance with that clause, the Payee will use all reasonable endeavours to obtain a credit or payment (a “Tax Credit”) from the relevant governmental revenue authority in respect of the deduction or withholding and will promptly upon receipt pay to the Taxed Party the amount of any such Tax Credit, provided that the Payee will not be required to change the manner in which its business is operated in any material respect in order to obtain a Tax Credit.

17.3	Tax Covenants

Each Party agrees with the other that, until termination of this Agreement it will deliver to the other Party or to such government or taxing authority as the other Party reasonably directs any form or document that may be required or reasonably requested in writing in order to allow such other Party to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the Party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to that other Party and to be executed and to be delivered with any reasonably required certification, as soon as reasonably practicable.

17.4	Stamp Tax

ASM will pay any Stamp Tax levied or imposed in respect of the execution or performance of this Agreement and will indemnify each other Party against any Stamp Tax levied or imposed upon the other Party or in respect of execution or performance of this Agreement.

18.	ASSIGNMENT AND TRANSFER

18.1	Restriction on Assignment and Transfer

Subject to Clause 18.2 (Transfer to Lenders) and the Finance Documents, the Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed).

18.2	Transfer to Lenders

ASM may, without the consent of the other Parties, assign or charge by way of security, any of its respective rights (including the cash flows due to ASM) under this Agreement to the Offshore Security Trustee (on behalf of, amongst others, the Lenders), provided always that ASM shall remain fully liable for all obligations arising hereunder.

19.	CONFIDENTIALITY

19.1	Obligation to keep Information Confidential

Each Party shall treat as confidential and shall not, without the prior written consent of the other Parties, disclose information obtained as a result of entering into or performing this Agreement which relates to:

(a)	this Agreement or the negotiations relating to this Agreement; or

(b)	the other Parties or any Affiliate of the other Parties.

This Clause 19.1 does not apply in the circumstances described in Clause 19.2.

19.2	Exceptions

Any Party may disclose information which, pursuant to Clause 19.1, would otherwise be confidential:

(a)	if and to the extent required by law; or

(b)	if and to the extent required by the rules of any applicable regulatory body or securities exchange or governmental body or agency to which that Party or any of its Affiliates is subject; or

(c)	for the purposes of any court or arbitration proceedings; or

(d)	to any financiers, investors, bankers, bondholders, swap or derivative counter parties, auditors or advisers to or agents of such Party (in each case, whether actual or potential), provided that such person has entered into a confidentiality undertaking on the terms set out in this Clause 19; or

(e)	if that information was lawfully and properly in a Party’s possession prior to its disclosure and which has not been obtained from the other Party or its advisers; or

(f)	if that information was at the date of this Agreement in, or after such date has entered into, the public domain (otherwise than as a consequence of unauthorised disclosure).

Where the circumstances referred to in Clauses 19.2(a) or (b) apply, the Party subject to either such requirement shall, where reasonably practicable, give the other Parties prior notice of the applicable requirements and shall consult with the other Parties as to the nature and the form of the required disclosure.

19.3	Duration

The restrictions in this Clause 19 shall continue to apply after termination or expiry of this Agreement without limit in time.

20.	NOTICES

20.1	Notices

Notices under this Agreement will only be effective if in writing.

20.2	Address Details

Notices must be delivered to the address of the intended recipient as follows:

ASM

Address:	10th Floor, Times Square Building, Room no. 10-03A, 246 Sukhumvit Road, Kwaeng Klongtoey, Khet Klongtoey, Bangkok 10110, Thailand

Fax Number:	(66) 2653-0868

Tel Number:	(66) 2653-0901-6

E-mail:	shigeaki.yamada@gesm.ge.com

Attention:	Shigeaki Yamada, President

GETOS PROCESSOR

Address:	7th Floor Capital Tower, All Seasons Place, 87/1 Wireless Road, Lumpini Sub-District, Pathumwan District, Bangkok 10330, Thailand

Fax Number:	(66) 2627-8733

Tel Number:	(66) 2627-8799

Attention:	General Manager

With a copy of each notice to the GETOS Processor to be sent to:

Address:	GE Toshiba Silicones Co., Ltd. Tokyo Nissan Building, 6-2-31, Roppongi Minato-ku, Tokyo 106-8550, Japan

Fax Number:	(81) 3 3479-5391

Tel Number:	(81) 3 3479-5238

Attention:	Akihiko Kumagai

SE PROCESSOR
Address:	7th Floor, Harindhorn Tower, 54 North Sathorn Road, Bangkok 10500 Thailand

Fax Number:	(66) 2632-2945

Tel Number:	(66) 2632-2945

E-mail:	hajime@sec.shinetsu.co.jp

Attention:	Hajime Tomisato, President

With a copy of each notice to the SE Processor to be sent to:

Shin-Etsu Chemical Company Limited 6-1, 2 Chome Ohtemachi, Chiyoda-ku Tokyo, Japan

Attention:	Toshiro Hagiwara, Silicone Division

provided that a Party may change its address or other notice details on giving at least three clear Business Days notice to the other Parties of the change in accordance with this Clause 20.2.

20.3	Deemed Receipt

Any notice addressed as provided in Clause 20.2 shall, in the absence of earlier receipt, be deemed to have been given or made as follows:

(a)	if sent by personal delivery, on delivery at the address of the relevant Party;

(b)	if sent by first class post, two Business Days after the date of posting;

(c)	if sent by telex, on the transmission of the automatic answer-back of the addressee; or

(d)	if sent by facsimile or e-mail or other electronic messaging system, when dispatched.

21.	COSTS AND LIABILITIES

21.1	Initial Costs

Each Party shall pay the costs and expenses incurred by it in connection with the entering into of this Agreement and any amendment, change or waiver to it.

21.2	Consequential loss or damage

Except for liquidated damages payable by the Processors to ASM as set out in Clause 6 above, all liability for consequential loss (including loss of profit) is agreed by the Parties to be excluded.

21.3	Indemnities by ASM

(a)	ASM agrees to indemnify the Processors for all claims, losses, liabilities and expenses on account of any injury or death arising from ASM’s production, storage, handling or delivery of Product and [***] Product.

(b)	The Processors acknowledge and agree that any claims they may have under the indemnity given by ASM in paragraph (a) above:

(i)	do not extend to any damage or loss incurred by a Processor as a consequence of such Processor accepting Product notwithstanding the fact that such Product is not in compliance with the Product specifications set out in Schedule 1;

(ii)	will be subordinated to the Lenders’ rights under the Subordination Agreement; and

(iii)	will be limited to an aggregate amount of USD 10 million in respect of each Fiscal Year.

21.4	Not a Guarantee

This Agreement does not constitute nor shall it be construed as a guarantee, indemnity or surety obligation on the part of either Processor in respect of the obligations of ASM in respect of the Loan Facilities or the Hedging Agreement. Save to the extent expressly required by this Agreement or the Shareholder Support Agreement (as defined in the Common Terms Agreement) neither Processor shall at any time be required to provide additional sums by way of equity or debt to ASM or to give any form of indemnity, guarantee or any other form of financial support to or in respect of the obligations of ASM.

22.	PARTIAL INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of such a provision under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision shall in any way be affected or impaired thereby.

23.	REMEDIES AND WAIVERS

23.1	Exercise of Rights

No delay or omission by a Party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

23.2	Partial Exercise

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or future exercise of it or the exercise of any other right, power or remedy.

23.3	Rights Not Cumulative

The rights, powers and remedies arising under this Agreement in respect of or in consequence of any breach of contract or any negligent act or omission are to the exclusion of any other remedies at law or otherwise.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all counterparts shall together constitute but one and the same instrument.

25.	FURTHER ASSURANCE

Each Party shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

26.	VARIATIONS

No variation on this Agreement shall be effective unless made in writing and signed on behalf of the Parties.

27.	DISPUTE RESOLUTION

27.1	Dispute Resolution Generally

All disputes, controversies and claims directly or indirectly arising out of, relating to or in connection with this Agreement or the validity, interpretation, construction, performance, breach, termination or enforceability of this Agreement (collectively, “Disputes”), shall be resolved in accordance with the procedures set forth in this Clause 27.

27.2	Resolution by Designees

(a)	The Processors and ASM shall initially use reasonable efforts to resolve all Disputes amicably by negotiation between themselves. For the avoidance of doubt, in the case of any Dispute as to:

(i)	whether or not an event of Political Force Majeure has occurred;

(ii)	whether or not an event, act, fact or circumstance (or any combination of the foregoing) was in existence on the Operational Acceptance Date which was reasonably likely to affect the ASM Plant so as to constitute an event of Political Force Majeure;

(iii)	the effect on production at the ASM Plant by an event of Political Force Majeure; or

(iv)	whether or not an event of Political Force Majeure has ceased or ceased to affect production at the ASM Plant by an amount equal to or greater than the PFM Production Threshold,

such negotiations shall also involve the Offshore Security Trustee or other representative nominated by the Majority Senior Lenders (as defined in the Common Terms Agreement).

(b)	If a Dispute cannot be so resolved within 30 Business Days of one party receiving notice in writing of the Dispute, ASM may (or if so directed by the Offshore Security Trustee (acting on the instructions of the Majority Senior Lenders),shall) (subject to the terms of this Agreement) refer such Dispute to the president of the relevant Processor by delivering a notice describing such Dispute in reasonable detail to such person.

(c)	A Processor may refer such Dispute to the president of ASM by delivering a notice describing such Dispute in reasonable detail to such person.

(d)	If such Dispute shall not have been resolved (including, in the case of the matters referred to in Clause 27.2(a)(i) to (iv) (inclusive), to the satisfaction of the Offshore Security Trustee (acting on the instructions of the Majority Senior Lenders)) within 30 Business Days after submission of such notice and the Parties shall not have otherwise agreed to continue consideration of the issues in dispute or decided on an alternative approach with respect thereto within such 30 Business Day period (in each case acceptable to the Offshore Security Trustee (acting on the instructions of the Majority Senior Lenders)), then the Parties involved may (or, in the case of the matters referred to in Clause 27.2(a)(i) to (iv) (inclusive), shall if so requested by the Offshore Security Trustee (acting on the instructions of the Majority Senior Lenders)) submit the Dispute to arbitration (in accordance with Clause 27.3 below) by so notifying the other Parties involved.

27.3	Arbitration

(a)	All Disputes submitted to arbitration shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitral panel appointed in accordance with the said ICC Rules.

(b)	The arbitral tribunal shall be composed of three arbitrators to be appointed in accordance with the ICC Rules. Any nomination of an arbitrator by ASM in the case of matters referred to in Clause 27.2(a)(i) to (iv) (inclusive) shall be made on its behalf by the Offshore Security Trustee (acting on the instructions of the Majority Senior Lenders).

(c)	The place of the arbitration shall be Tokyo, Japan, and the award shall be made in Baht.

(d)	The language of the arbitration shall be English and all documents not in English submitted by a party to the Dispute shall be accompanied by an English translation.

(e)	The Parties acknowledge that the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the New York Convention) applies to this Agreement and to any arbitral award or other decision resulting from any arbitration conducted under this Agreement.

28.	GOVERNING LAW

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of England.

IN WITNESS WHEREOF the Parties have executed this Agreement on the Day and year first above written

SIGNATORIES

The Borrower

EXECUTED as a deed	)
by Shigeaki Yamada	) /s/ Shigeaki Yamada
for and on behalf of	)
ASIA SILICONES MONOMER LIMITED	)
in the presence of:	)

Witness’s signature: /s/ Toshiro Hagiwara
Name: Toshiro Hagiwara
Address: c/o Shin-Etsu Chemical Co., Ltd.
2-6-1 Ohtemachi
Chiyoda-Ku, Tokyo 100-0004, Japan

The Processors

EXECUTED as a deed	)
by Akihiko Kumagai	) /s/ Akihiko Kumagai
for and on behalf of	)
GE TOSHIBA SILICONES (THAILAND) LIMITED	)
in the presence of:	)

Witness’s signature: /s/ Wing Yeung
Name: Wing Yeung
Address: 6-2-31 Rappongi
Minato-Ku, Tokio, Japan

EXECUTED as a deed	)
by Tomio Shibata	) /s/ Tomio Shibata
as attorney for	)
SHIN-ETSU SILICONES	)
(THAILAND) LIMITES	)
in the presence of:

Witness’s signature: Toshiro Hagiwara
Name: /s/ Toshiro Hagiwara
Address: c/o Shin-Etsu Chemical Co., Ltd.
2-6-1 Ohtemachi
Chiyoda-Ku, Tokyo 100-0004, Japan